UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

________________________

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☐	Preliminary Proxy Statement
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Smartsheet Inc.
(Name of Registrant as Specified In Its Charter)
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Smartsheet Inc.
500 108th Ave NE, Suite 200
Bellevue, Washington 98004

May 3, 2023

Dear Smartsheet Shareholder:

You are cordially invited to attend the Smartsheet Inc. 2023 annual meeting of shareholders on June 16, 2023 at 10:00 a.m. (Pacific Time), which will be held virtually at https://web.lumiagm.com/273914518. We believe that a virtual shareholder meeting provides greater access to those who may want to attend, and therefore we have chosen this format rather than an in-person meeting. This approach also lowers costs and enables participation from our global community.

Our board of directors has fixed the close of business on April 20, 2023 as the record date for determining those shareholders of our Class A common stock entitled to notice of, and to vote at, the 2023 annual meeting of shareholders and any adjournments or postponements thereof.

The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details on the matters to be acted upon at the annual meeting. Our board of directors has provided a recommendation for each of the proposals described in the Proxy Statement.

Your vote is very important. Whether or not you expect to attend the annual meeting, we encourage you to cast your ballot as soon as possible through one of the methods outlined in the Proxy Statement.

On behalf of our board of directors, we thank you for your continued investment in Smartsheet Inc.

Sincerely,

Michael Gregoire	Mark P. Mader
Chair of the Board	President, Chief Executive Officer, and Director

Smartsheet Inc.
500 108th Ave NE, Suite 200
Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2023

The 2023 Annual Meeting of Shareholders of Smartsheet Inc. (the “Annual Meeting”) will be held on June 16, 2023 at 10:00 a.m. (Pacific Time). We believe that a virtual shareholder meeting provides greater access to those who may want to attend, and therefore we have chosen this format rather than an in-person meeting. This approach also lowers costs and enables participation from our global community. However, the selection of a virtual meeting for this Annual Meeting does not preclude us from selecting other meeting formats in future years. To participate, vote, or submit questions during the Annual Meeting, please visit https://web.lumiagm.com/273914518. Our Annual Meeting is being held for the following purposes:

•to elect three Class II directors nominated by our board of directors to serve until the 2026 annual meeting of shareholders, or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal;
•to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
•to conduct an advisory non-binding vote to approve the compensation of our named executive officers; and
•to transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of our Class A common stock at the close of business on April 20, 2023 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

In accordance with the U.S. Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about May 3, 2023, and we provided access to our proxy materials over the Internet at https://investors.smartsheet.com to the holders of record of our Class A common stock as of the close of business on the Record Date. A list of shareholders entitled to vote at the Annual Meeting will be available at our principal executive offices 10 days prior to the Annual Meeting. If you would like to view the shareholder list, please contact our Investor Relations Department at investorrelations@smartsheet.com. This list will also be available at the Annual Meeting.

Holders of our Class A common stock and persons holding proxies from such shareholders may attend the Annual Meeting. If your shares are registered in your name, you must provide evidence of identification to attend the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a proxy from that broker, trust, bank, or other nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,
Jolene Marshall
Chief Legal Officer and Secretary

Bellevue, Washington, USA
May 3, 2023

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to virtually attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone, or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote if you virtually attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote during the Annual Meeting, then you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may revoke your proxy automatically by (i) voting online at the Annual Meeting, or (ii) delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

We strongly recommend that you vote your shares in advance of the Annual Meeting to ensure your shares are represented, even if you plan to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, JUNE 16, 2023: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT HTTPS://INVESTORS.SMARTSHEET.COM

Smartsheet Inc.
500 108th Ave NE, Suite 200
Bellevue, Washington 98004

_____________________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
_____________________________________________________

INFORMATION ABOUT SOLICITATION AND VOTING

This Proxy Statement is being furnished to the Class A common stock shareholders of Smartsheet Inc. (otherwise referred to as “Smartsheet,” “we,” “us,” “our,” or the “Company”), a Washington corporation, in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of shareholders (the “Annual Meeting”). Our Annual Meeting will be held on June 16, 2023 at 10:00 a.m. (Pacific Time). We believe that a virtual shareholder meeting provides greater access to those who may want to attend, and therefore we have chosen this format rather than an in-person meeting. This approach also lowers costs and enables participation from our global community. However, the selection of a virtual meeting for this Annual Meeting does not preclude the Company from selecting other meeting formats in future years. To participate, vote, or submit questions during the Annual Meeting please visit https://web.lumiagm.com/273914518.

At the Annual Meeting, holders of our Class A common stock will be asked to vote upon: (1) the election of three Class II directors to serve until the 2026 annual meeting of shareholders, or until their successors are duly elected and qualified; (2) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and (3) a proposal to conduct an advisory non-binding vote to approve the compensation of our named executive officers. In addition, shareholders may be asked to consider and vote upon other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to shareholders on or about May 3, 2023, and we provided access to our proxy materials over the Internet beginning on or before that date to the holders of record and beneficial owners of our Class A common stock as of the close of business on April 20, 2023 (the “Record Date”). An annual report for the year ended January 31, 2023 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting our shareholders’ timely access to this important information. Consequently, most shareholders will not receive paper copies of our proxy materials. Instead, we will send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this Proxy Statement, our annual report for the year ended January 31, 2023, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may vote by telephone or by mail and includes instructions on how to obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

GENERAL INFORMATION CONCERNING THE PROXY STATEMENT, PROXIES, AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Smartsheet of proxies to be voted at our Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A common stock. All such shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the circulation of proxy materials.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of Smartsheet directors and certain executive officers for the fiscal year ended January 31, 2023, and other information.

What are the requirements for admission to the Annual Meeting?
Only holders of our Class A common stock and persons holding proxies from such shareholders may attend the Annual Meeting. We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person. A summary of the information you need to attend and participate in the Annual Meeting online is provided below:
•any shareholder may listen to the Annual Meeting and participate live via webcast at https://web.lumiagm.com/273914518. The webcast will begin at 10:00 a.m. (Pacific Time) on June 16, 2023;
•shareholders may vote and submit questions during the Annual Meeting via live webcast; and
•to enter the meeting, please have your 11-digit control number, which is available on your proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee that holds your shares, you must obtain a legal proxy from the bank, broker, or other nominee that is the record holder of your shares. Please submit the legal proxy, along with your name and email address, to our transfer agent, American Stock Transfer & Trust Company (“AST”) to receive an 11-digit control number that may be used to access the virtual Annual Meeting website provided above. Any control number that was previously provided with your proxy materials, likely a 16-digit number, will not provide access to the virtual Annual Meeting website. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by AST no later than 5:00 p.m. (Eastern Time) on June 7, 2023. Submit your registration request and legal proxy by (1) email to proxy@astfinancial.com; (2) facsimile to 718-765-8730; or (3) mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a legal proxy may take several days and you are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from AST, please follow the steps set forth above for shareholders of record to attend the meeting.

Who is entitled to vote?

Holders of our Class A common stock as of the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Shareholders and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 132,897,400 shares of Class A common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker, trust, bank, or other nominee rather than directly in their own names. If, on the Record Date, your shares of Class A common stock were registered directly in your name with our transfer agent AST, then you are a shareholder of record.

If, on the Record Date, your shares of Class A common stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

Please see the question titled “How do I vote?” for information on how to vote your shares or provide voting instructions to your broker or nominee.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.election of three Class II directors nominated by our board of directors to serve until the 2026 annual meeting of shareholders;
2.ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and
3.a proposal to conduct an advisory non-binding vote to approve the compensation of our named executive officers.

We will also consider any other business that may properly come before the Annual Meeting.

What are my choices on voting on each matter? Does the board of directors have a recommendation on how I vote?

Proposal	Item	Voting Choices	Board Recommendation
1	Election of Class II Directors Geoffrey T. Barker, Matthew McIlwain, and James N. White	For(1) Withhold(1)	For(1)
2	Ratification of Appointment of Independent Auditor	For Against Abstain	For
3	Advisory Non-Binding Vote to Approve the Compensation of Our Named Executive Officers	For Against Abstain	For
(1)     The voting choices and recommendation are with respect to each director nominee presented for election.

None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal 1 with respect to the directors so nominated for election, and Proposal 3 with respect to our executive officers.

What are the voting requirements to elect directors and approve the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, the three individuals receiving the highest number of votes will be elected. With respect to Proposal 2 and Proposal 3, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal in order for the proposal to be approved. Abstentions (shares present at the Annual Meeting and marked “Abstain”) are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon.

How many votes do I have?

On any matter that is submitted to a vote of our shareholders, the holders of our Class A common stock are entitled to one vote per share of Class A common stock. Holders of our Class A common stock are not entitled to cumulative voting in the election of directors.

How do I vote?

Vote Online Prior to the Meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks, or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone using any touch-tone telephone from within the United States and Canada by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions provided by the recorded message or, if printed copies of the proxy materials were requested, by following the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks, or other nominees.

Vote by Mail by requesting printed proxy cards and completing, signing, and dating the printed proxy cards, and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing, and dating the voting instruction forms provided, and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do abstentions, votes to withhold authority, and ‘broker non-votes’ affect the proposals?” for information regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote Online During the Annual Meeting. You can also be represented by another person virtually at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote during the Annual Meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you vote your shares in advance of the Annual Meeting either by telephone, Internet, or mail so that your vote will be counted if you decide not to virtually attend.

How can I participate during the Annual Meeting?

You will be able to submit questions during the Annual Meeting live webcast at https://web.lumiagm.com/273914518. If you properly submit an appropriate question during the relevant portion of the meeting agenda, Company personnel will endeavor to provide a response during the question and answer session of the live webcast.

What if there are technical difficulties during the Annual Meeting?

If we experience technical difficulties during the virtual meeting (e.g., a temporary or prolonged power outage), the Annual Meeting chair will determine whether the Annual Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Annual Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged).

Shareholders experiencing technical difficulties accessing the meeting may visit https://go.lumiglobal.com/faq for assistance.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the total voting power of Smartsheet’s Class A common stock constitutes a quorum. Abstentions, votes to withhold authority, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

Can I change my vote or revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by: (1) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked; (2) submitting a later-dated proxy relating to the same shares by mail, telephone, or the Internet prior to the vote at the Annual Meeting; or (3) virtually attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting during the Annual Meeting. Shareholders of record may send any written notice or request for a new proxy card via regular mail to Smartsheet Inc., c/o AST Proxy Tabulation Dept, 6201 15th Avenue, Brooklyn, New York 11219, or via email at help@astfinancial.com. Shareholders of record may also use the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Shareholders of record may also request a new proxy card by calling (800) 937-5449 or, if outside the United States, (718) 921-8124. If you are a beneficial owner, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

What are “broker non-votes,” and how do abstentions, votes to withhold authority, and “broker non-votes” affect the proposals?

A proxy submitted by a shareholder may indicate that the shares represented by the proxy are not being voted (shareholder withholding or abstention) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted because the beneficial owner does not provide specific voting instructions to its broker or nominee and the broker or nominee does not have discretionary authority to vote the shares. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters.

Abstentions, votes to withhold authority, and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will have no impact on the votes relating to any of the proposals because they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals.

Who will pay for the cost of this proxy solicitation?

Smartsheet will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers, and employees, without additional compensation, may solicit proxies from shareholders by telephone, by letter, by facsimile, in person, or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks, or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Smartsheet Class A common stock and to request authority for the exercise of proxies. In such cases, Smartsheet, upon the request of the brokers, trusts, banks, and other shareholder nominees, may reimburse such holders for their reasonable expenses.

When will Smartsheet announce the results of the voting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K with the SEC within four business days of the day the final results are available.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares of Class A common stock you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule and hold special meetings and act by written consent from time to time. During the fiscal year ended January 31, 2023, our board of directors held five meetings and acted by unanimous written consent four times; our audit committee held four meetings and acted by unanimous written consent twice; our compensation committee held six meetings and acted by unanimous written consent 11 times; and our nominating and corporate governance committee held four meetings and acted by unanimous written consent twice. During the fiscal year ended January 31, 2023, each incumbent member of our board of directors attended at least 75% of the aggregate number of meetings of the board of directors and committees on which he or she served that were held during their term of service. Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of shareholders. Nine of our 10 directors attended the 2022 annual meeting of shareholders.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among any of our directors or executive officers.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the Company. Our nominating and corporate governance committee reviews the corporate governance guidelines periodically, and changes are recommended to our board of directors as the nominating and corporate governance committee sees fit. The full text of our corporate governance guidelines is available on our website at https://investors.smartsheet.com in the “Corporate Governance” section.

Codes of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees and officers, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our board of directors has also adopted a code of business conduct and ethics that applies to our directors. The full texts of our codes of business conduct and ethics are available on our website at https://investors.smartsheet.com in the “Corporate Governance” section. We intend to disclose future amendments to certain provisions of our codes of conduct, or waivers of these provisions, on our website or in public filings with the SEC to the extent required by the applicable rules and exchange requirements. During the fiscal year ended January 31, 2023, no waivers were granted from any provision of our codes of conduct.

Anti-Hedging

Our board of directors has adopted a policy prohibiting company employees, including officers, and directors from engaging in derivative securities transactions. See the section titled “Compensation Discussion and Analysis — Other Compensation Policies and Practices — Policy Prohibiting Hedging and Pledging of Company Securities” below for additional information.

Classified Board of Directors

Our Amended and Restated Articles of Incorporation (“Articles”) authorize, and our board of directors currently consists of, 10 directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, generally only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms.

Our directors are divided among the three classes as follows:

•the Class I directors are Elena Gomez, Mark P. Mader, and Magdalena Yesil, and their terms will expire on the date of the 2025 annual meeting of shareholders;

•the Class II directors are Geoffrey T. Barker, Matthew McIlwain, and James N. White, and their terms will expire on the date of the Annual Meeting; and
•the Class III directors are Alissa Abdullah, Brent Frei, Michael Gregoire, and Rowan Trollope, and their terms will expire on the date of the 2024 annual meeting of shareholders.

Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal. Our Articles and Amended and Restated Bylaws (“Bylaws”) authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”). Under the NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with Smartsheet that could compromise their ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our non-employee directors are “independent directors” as defined under the applicable SEC rules and regulations and the NYSE listing requirements and rules. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and corporate governance committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to Smartsheet and its management, including each non-employee director’s beneficial ownership of our capital stock.

The independent members of our board of directors hold regularly scheduled executive session meetings, at which only independent directors are present, to discuss such matters as the independent directors consider appropriate. Smartsheet’s independent auditors, legal counsel, and certain employees may be invited to attend these meetings. In his capacity as chair, Mr. Gregoire presides over executive sessions of the independent members of our board of directors.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are available on our website at https://investors.smartsheet.com in the “Corporate Governance” section. Further, in accordance with our corporate governance guidelines, the board of directors may from time to time, after consultation with the nominating and corporate governance committee, form new committees, re-allocate responsibilities of one committee to another committee, or disband a current committee.

Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Independent	Board Class
Alissa Abdullah	✓	✓	✓	—	✓	III
Geoffrey T. Barker	✓	✓	—	—	✓	II
Brent Frei	✓	—	✓	—	✓	III
Elena Gomez	✓	Chair, Financial Expert	—	—	✓	I
Michael Gregoire	Chair	—	✓	—	✓	III
Mark P. Mader	✓	—	—	—	—	I
Matthew McIlwain	✓	—	Chair	—	✓	II
Rowan Trollope	✓	—	✓	✓	✓	III
James N. White	✓	✓	—	✓	✓	II
Magdalena Yesil	✓	—	—	Chair	✓	I
Number of Meetings	5	4	6	4		

KEY: [chair icon] CHAIR [calculator icon] FINANCIAL EXPERT

Audit Committee

Our audit committee is comprised of Dr. Abdullah, Ms. Gomez, and Messrs. Barker and White, with Ms. Gomez serving as chair. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Ms. Gomez qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee is directly responsible for, among other things:

•selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal control and internal audit function;
•reviewing our major financial, operational, and security risk exposures, including privacy and cybersecurity, and the steps taken to monitor such exposures;
•reviewing related-party transactions and proposed waivers;
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and
•performing the other responsibilities set forth in its charter.

Compensation Committee

Our compensation committee is comprised of Dr. Abdullah and Messrs. Frei, Gregoire, McIlwain, and Trollope, with Mr. McIlwain serving as chair. The composition of our compensation committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. All of the members of this committee are non-employee directors as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•reviewing and approving, or recommending that our board of directors approve, the compensation of, and terms of any compensatory arrangements with, our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;
•reviewing our overall compensation philosophy;
•reviewing our compensation policies for elements of risk to the Company;
•reviewing and discussing with management our disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements, or similar documents;
•preparing and reviewing the compensation committee report on executive compensation included in our annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time; and
•performing the other responsibilities set forth in its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Yesil and Messrs. Trollope and White, with Ms. Yesil serving as chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•identifying and recommending candidates for membership on our board of directors;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•overseeing the process of evaluating the performance of our board of directors;
•assisting our board of directors on corporate governance matters;
•reviewing our programs addressing corporate responsibility and sustainability, including environmental, social, and corporate governance (“ESG”) matters; and
•performing the other responsibilities set forth in its charter.

Compensation Committee Interlocks and Insider Participation

With the exception of Mr. Frei, who was an employee of the Company from 2007 to 2016, none of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the fiscal year ended January 31, 2023.

Board Leadership Structure and Role of Our Lead Independent Director

In accordance with our corporate governance guidelines, our board of directors does not have a policy as to whether the offices of the chair of the board of directors and Chief Executive Officer should be separate. Our board of directors, in consultation with our nominating and corporate governance committee, believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for the Company. Our nominating and corporate governance committee will periodically consider the leadership structure of our board of directors and make recommendations to change the structure as it deems appropriate.

Effective March 9, 2023, Mr. Barker resigned as the chair of our board of directors, and Mr. Gregoire, an independent director appointed to the board in 2019, was appointed as the new chair. The board of directors believes that its current leadership structure, with Mr. Gregoire, an independent director, serving as the chair and Mr. Mader serving as Chief Executive Officer is appropriate because it enables the board of directors, as a whole, to engage in oversight of management, promote communication and collaboration between management and the board of directors, and oversee governance matters, while allowing our Chief Executive Officer to focus on his primary responsibility: the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Gregoire and Mader as a result of their extensive experience in the software and Internet industries.

Board Qualifications and Director Nominations

Our board of directors has delegated to the nominating and corporate governance committee the responsibility of evaluating candidates to fill vacant seats on our board of directors, and recommending to the board of directors those qualified for election in accordance with our corporate governance guidelines and the nominating and corporate governance committee charter. Our nominating and corporate governance committee nominates individuals to our board of directors based on a variety of factors, including the criteria set forth below.

Nominees to our board of directors are expected to possess fundamental qualities of intelligence, integrity, ethics, and accountability; have proven achievements and competence in their fields; and have a background that demonstrates an understanding of business, technology, and financial affairs. Nominees must be willing and able to spend the time required to effectively fulfill their duties as a director, and they are expected to effectively collaborate with other directors and executives of the Company. Additionally, members of our board of directors are expected to be committed to the long-term success of the Company, to think critically and independently, and to be willing to communicate thoughts and recommendations in a constructive manner.

Directors are selected on the basis of qualifications and experience. Other factors in the selection process may include expertise; business experience; knowledge regarding technology, finance, marketing, financial reporting, information security, or management; and diversity, including diversity of viewpoint, education, skills, race, ethnicity, gender, and national origin. A nominee’s ability to meet the independence criteria established by the NYSE is also a factor in the selection process. For information on, and a better understanding of, the qualifications of each of our directors, we encourage you to read the director biographies included in this Proxy Statement.

The nominating and corporate governance committee will consider candidates for the board of directors that are recommended by shareholders so long as the recommendations comply with our Articles; our Bylaws; and applicable laws, rules, and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with the Articles, Bylaws, corporate governance guidelines, and with the nominee criteria described above. Please see the “Additional Information” section of this Proxy Statement for more information on shareholder nomination requirements.

Board Diversity

As of May 3, 2023, based on self-identification, approximately 30% of our board of directors identified as female and approximately 30% of our board of directors identified as a member of one or more of the following racial or ethnic groups: African American or Black, Hispanic or Latinx, Asian, Native American or American Indian, Native Hawaiian or Pacific Islander, Alaskan Native, or Other. The table below provides certain information regarding the diversity of our board of directors as of May 3, 2023.

Total Number of Directors	10
Part I: Gender Identity	Female	Male
Directors	3	7
Part II: Demographic Background
African American or Black	1
Hispanic or Latinx	1
White		7
Other	1

Risk Oversight

The board of directors considers the assessment of Company risks and development of strategies for risk mitigation to be a responsibility of the entire board (as reported by the appropriate committee in the case of risks that are under the purview of a particular committee). The board of directors engages in risk oversight on a broad range of matters, including challenges associated with data privacy; cybersecurity, and other threats relevant to the Company, including our information technology environment; strategic acquisitions; significant litigation matters (for which the board has established a committee consisting of Messrs. Barker, Gregoire, and White); and macroeconomic conditions such as geopolitical wars and conflicts, inflationary pressure, and increasing interest rates. The audit committee provides oversight concerning our major financial, operational, litigation, and security risk exposures and the steps management has taken and will take to monitor and control such exposures. The audit committee receives updates and briefings from Company management regarding information security matters on a regular basis, no less than quarterly. The compensation committee provides oversight of our compensation philosophy and the objectives of our compensation programs. This oversight includes the evaluation of whether our incentive compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company. The nominating and corporate governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee generally reports on its discussions to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate their risk oversight roles.

Cybersecurity Risk Oversight

Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative data security controls, and we have a defined procedure for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our board of directors, our audit committee, and management. Additionally, we consider director and audit committee member Dr. Abdullah to be a cybersecurity expert because of her background and experience, with a Ph.D. in information technology management, current service as Mastercard Incorporated’s deputy chief security officer, and prior service in high level information and technology management roles.

Our Chief Information Security Officer provides regular cybersecurity updates in the form of presentations to our audit committee at each quarterly meeting. Our audit committee regularly reviews metrics about cyber threat response preparedness, program maturity milestones, risk mitigation status, and the current and emerging threat landscape. Additionally, we leverage the National Institute of Standards and Technology security framework to drive strategic direction and maturity improvement and engage third-party security experts for risk assessments and program enhancements. We also maintain information security risk insurance coverage.

Corporate Responsibility

We engage in ongoing efforts to address our corporate responsibility and ESG practices. The nominating and corporate governance committee is tasked through its charter with the review of corporate responsibility and sustainability programs and initiatives, including ESG items, and is regularly briefed by management on these items. Our corporate responsibility and ESG initiatives have been emphasized by management and executed through a collaboration of internal business teams. We plan to issue our inaugural corporate social responsibility impact report in the fiscal year ending January 31, 2024.

Additionally, our global Diversity, Equity, and Inclusion (“DEI”) function is led by our Vice President of DEI. To further our ongoing focus on DEI and our objective to create a culture of belonging rooted in respect and opportunity for all people, we have maintained an employee-only DEI steering committee and a number of DEI-oriented employee resource groups; engaged strategic keynote speakers; and we have continued to incorporate DEI metrics as a component of the annual incentive bonuses for our core leadership team, which is made up of all employees at the level of Vice President or higher, including all executive officers.

We engage in volunteer work and charitable giving with the goal of making positive impacts on our communities, and our employees are provided with designated paid time off to support a fixed number of volunteer hours. We also offer discounted pricing on certain of our software offerings for eligible nonprofit entities, and we work to identify other strategic opportunities to make positive impacts. For example, in 2022, we donated our sponsorship logo placement on two Formula 1 race cars at the following races in furtherance of the promotion of the missions of these nonprofits: for the Australian Grand Prix we donated our logo placement to DeadlyScience, a nonprofit organization dedicated to providing remote Australian communities with STEM resources and mentoring; and for the United States Grand Prix we donated our logo placement to The Hidden Genius Project, a nonprofit that trains and mentors Black male youth in technology creation, entrepreneurship, and leadership skills to transform their lives and communities.

Further, we strive to promote environmental sustainability through a review of our energy consumption, waste, and recycling methods, and a review of the sustainability ratings of the buildings providing our leased office space. We also endeavor to partner with organizations committed to sustainability, including those responsible for our office decor and our cloud services infrastructure. Additionally, we are an official presenting partner of Climate Pledge Arena, an arena which has a goal to be the most progressive, responsible, and sustainable in the world.

Shareholder Engagement

Our board of directors values the support and approval of our shareholders, and considers shareholder engagement to be a key component of effective governance. We endeavor to engage with our shareholders on a regular basis, and we undertook significant shareholder engagement initiatives in the fiscal year ended January 31, 2023. Additionally, at the annual meeting of shareholders held in June 2022, approximately 43% of votes were cast in favor of approval of our advisory say-on-pay vote. This result was significantly lower than the say-on-pay vote support we have received historically, and the compensation committee and our full board of directors took this outcome very seriously.

Shareholder Engagement Summary

64%
Shareholders Contacted

35%
Shareholders Engaged in Meeting

100%
Independent Director Participation

In order to better understand this vote result and understand shareholder concerns, certain of our independent directors and senior management responsible for our compensation and governance programs engaged with a substantial number of shareholders to discuss our executive compensation program, policies, and practices, and to solicit feedback regarding the issues that were most important to our shareholders.

•During the months of November and December 2022 we contacted institutional shareholders representing approximately 64% of our outstanding Class A common stock, including all of our shareholders holding 1% or more of our outstanding Class A common stock.

•We held meetings with institutional shareholders representing approximately 35% of our outstanding Class A common stock.

Over the course of this engagement with our institutional shareholders, we received valuable feedback on our executive compensation program, policies and practices, and we discussed with shareholders the reasons for their opposition to, or support of, our 2022 say-on-pay proposal. In addition, we heard feedback from shareholders on the topics of our share-based compensation programs generally, certain governance items, and ESG matters. These shareholders generally viewed the evolution of our executive compensation program as consistent with our strategy and pay for performance philosophy and our corporate maturity. The key feedback we received relating to our executive compensation program and our responses are described further in the “Compensation Discussion and Analysis — Say-on-Pay Advisory Shareholder Vote on Executive Compensation & Shareholder Engagement.”

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD COMPOSITION

Our board of directors consists of 10 directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class II are standing for election at the Annual Meeting. The directors in Class III will stand for election at the 2024 annual meeting of shareholders, and the directors in Class I will stand for election at the 2025 annual meeting of shareholders.

At the recommendation of our nominating and corporate governance committee, our board of directors has nominated Geoffrey T. Barker, Matthew McIlwain, and James N. White for election as Class II directors. Each nomination is in accordance with the Company’s Articles and Bylaws and applicable law. Nominees for election as Class II directors shall serve on the board of directors until the annual meeting of shareholders in 2026 or until their respective successors are duly elected and qualified, whichever is later, or until their earlier death, resignation, or retirement.

The board of directors expects that each of the nominees will be able to serve, but if they become unable to serve at the time the election occurs proxies will be voted for another nominee designated by the board of directors, unless the board chooses to reduce the number of directors serving on the board.

Director & Nominees Information

Age

49-54	55-60	61-65	Average Age
4	3	3	56

Diversity

30% Women

30% Ethnically Diverse

Independence

90% Independent Directors

(All directors are independent except for the CEO)

Committee Chairs

66% Women

Director Nominees

The nominees and their ages, occupations, and lengths of service on our board of directors as of April 20, 2023 are provided in the table below and in the additional biographical descriptions set forth in the text below the table. All of the nominees are Class II directors.

Name	Member Since	Age
Geoffrey T. Barker (1)	2012	61
Matthew McIlwain(2)	2007	58
James N. White (1)(3)	2014	61
(1)     Member of the Audit Committee
(2)     Member of the Compensation Committee
(3)     Member of the Nominating and Corporate Governance Committee

Geoffrey T. Barker has served as a member of our board of directors since September 2012 and served as the chair of our board of directors from December 2017 until March 2023. Mr. Barker co-founded RPX Corporation, a provider of patent risk management solutions, and from 2008 to July 2016, Mr. Barker served in several positions including as Director, Chief Operating Officer, and Co-CEO. Mr. Barker has co-founded several businesses, including Vigilos, Inc., an enterprise security solutions provider, and the Cobalt Group, an online marketing services company. In addition to Smartsheet, Mr. Barker has served on the board of directors of Laird Superfood, Inc. since September 2020. Mr. Barker also serves on the board of directors for a number of private companies. Mr. Barker holds a B.A. in Economics from Tufts University and a M.B.A. from Columbia University. We believe that Mr. Barker’s entrepreneurial, operating, and financial experience qualify him to serve on our board of directors.

Matthew McIlwain has served as a member of our board of directors since May 2007. Since 2002, Mr. McIlwain has served as a Managing Director at Madrona Venture Group, a venture capital firm. Previously, Mr. McIlwain held positions at Genuine Parts Company, McKinsey & Company, and Credit Suisse First Boston. Since January 2021, Mr. McIlwain has served as a director for Nautilus Biotechnology, a biotechnology platform provider. He also previously served as a director for Apptio, Inc., a provider of technology business management solutions, from 2007 until its acquisition in 2019, and served on the board of directors of Isilon Systems Inc., a computer hardware and software company, prior to its acquisition in 2010. Mr. McIlwain also serves on the board of directors for a number of private companies. Mr. McIlwain holds a B.A. in Government and Economics from Dartmouth College; a M.P.P. in Public Policy from Harvard University’s Kennedy School of Government; and a M.B.A. from Harvard Business School. We believe that Mr. McIlwain’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.

James N. White has served as a member of our board of directors since May 2014. From 2000 until his retirement in December 2020, Mr. White served as a Managing Director at Sutter Hill Ventures, a venture capital firm. Mr. White previously held senior executive positions at Macromedia, Inc., a software developer, Silicon Graphics, Inc., a provider of graphical computing workstations, and Hewlett-Packard Company. Mr. White previously served on the board of directors of Shutterfly, Inc., an online provider of personalized products and services, from 2005 to June 2015. Mr. White holds a B.S. in Industrial Engineering from Northwestern University and a M.B.A. from Harvard Business School. We believe that Mr. White’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BOARD'S NOMINEES.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages, occupations, and lengths of service on our board of directors as of April 20, 2023 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Member Since	Age	Position and Class
Dr. Alissa Abdullah(1)(2)	2021	49	Director, Class III
Brent Frei(2)	2005	57	Director, Class III
Michael Gregoire(2)	2019	57	Chair of the Board, Director, Class III
Rowan Trollope(2)(3)	2020	50	Director, Class III
Elena Gomez(1)	2017	53	Director, Class I
Mark P. Mader	2006	52	Director, Class I
Magdalena Yesil(3)	2017	64	Director, Class I
(1)     Member of the Audit Committee
(2)     Member of the Compensation Committee
(3)     Member of the Nominating and Corporate Governance Committee

Dr. Alissa Abdullah has served as a member of our board of directors since March 2021. Since September 2019, Dr. Abdullah has served as Senior Vice President and deputy chief security officer of Mastercard Incorporated, a global payments industry technology company. From October 2016 to September 2019, Dr. Abdullah was the chief information security officer of Xerox Corporation, a workplace technology company. From March 2015 to October 2016, Dr. Abdullah served as the chief information security officer of Stryker Corporation, a medical technology company. From 2012 to February 2015, Dr. Abdullah served as deputy chief information officer of the Executive Office of the President of the United States of America. Previously, she served as Associate Vice President for the Enterprise Solutions Division at Catapult Technology, and as a deputy chief technology officer at Lockheed Martin Corporation, and prior to that as a cryptologic mathematician with the United States Department of Defense. Dr. Abdullah holds a Ph.D. in Information Technology Management from Capella University; a M.S. in Telecommunications and Computer Networks from The George Washington University; and a B.S. in mathematics from Savannah State University. We believe that Dr. Abdullah’s information security expertise and experience serving in executive roles at large technology companies and advising at the highest levels of government qualify her to serve on our board of directors.

Brent Frei is our co-founder and has served as a member of our board of directors since 2005. Mr. Frei also served as our Chief Marketing Officer from 2007 to December 2016. Since December 2017, Mr. Frei has served as Chief Executive Officer and Co-Founder of TerraClear Inc., an agricultural robotics developer. Prior to Smartsheet, Mr. Frei co-founded Onyx Software Corporation, a provider of customer relationship management solutions acquired by M2M Holdings, where he served as Chief Executive Officer from 1994 to 2004. Mr. Frei holds a B.A./B.E. in Engineering Sciences from Dartmouth College. We believe that Mr. Frei’s perspective as our co-founder and experience serving as a senior executive at large software companies qualify him to serve on our board of directors.

Michael Gregoire has served as a member of our board of directors since December 2019 and as our board chair since March 2023. Since January 2019, Mr. Gregoire has served as Partner at Brighton Park Capital Management, L.P., a technology investment firm specializing in software, information services, technology-enabled services, and healthcare. Since December 2019, Mr. Gregoire has served as a director of Advanced Micro Devices, Inc., a global semiconductor and technology provider. From 2014 to November 2019, Mr. Gregoire served as a director of Automatic Data Processing, Inc., a provider of human capital management solutions. From 2013 until November 2018, Mr. Gregoire served as Chief Executive Officer and director, including as chair of the board of directors from August 2018 to November 2018, of CA, Inc., a provider of software for managing networks, databases, applications, storage and security. From 2008 to 2014, Mr. Gregoire served as a director of ShoreTel, Inc., a provider of business communication solutions, including as chair of the compensation committee from 2010 to 2014. From 2005 to 2012, Mr. Gregoire served as President and Chief Executive Officer of Taleo Corporation (“Taleo”), a provider of on-demand talent management software solutions; Mr. Gregoire served as a director of Taleo from 2005 to 2012 and as chair of Taleo’s board of directors from 2008 to 2012. From 2000 to 2005, Mr. Gregoire served as Executive Vice President, Global Services and held various other senior management positions at PeopleSoft, Inc., an enterprise software company that was later acquired by Oracle Corporation. From 1996 to 2000, Mr. Gregoire served as Managing Director for global financial markets at Electronic Data Systems, Inc., a global technology services company, and in various other roles from 1988 to 1996. Mr. Gregoire holds a B.S. in Physics from Wilfrid Laurier University and a M.B.A. from California Coast University. We believe that Mr. Gregoire’s extensive experience in executive leadership with public companies in the software and services sectors, in public company governance as a member and chair of boards and board committees of public companies, and in the technology industry generally qualify him to serve on our board of directors.

Rowan Trollope has served as a member of our board of directors since September 2020. Since December 2022, Mr. Trollope has served as the Chief Executive Officer of Redis, Inc., a database services company. From May 2018 to December 2022, Mr. Trollope served as Chief Executive Officer and as a member of the board of directors for Five9, Inc., an intelligent cloud software provider. From October 2015 to May 2018, Mr. Trollope served as Senior Vice President and General Manager, Applications Group at Cisco Systems, Inc. (“Cisco”), an information technology company. From 2012 to October 2015, Mr. Trollope served as Senior Vice President and General Manager, Collaboration Technology Group at Cisco. From May 2017 until its acquisition by Francisco Partners in August 2018, Mr. Trollope served as a director of VeriFone Systems, Inc., a payment and commerce solutions provider. We believe that Mr. Trollope’s extensive experience in the enterprise software and technology industries, and experience as a public company CEO and board member, qualify him to serve on our board of directors.

Elena Gomez has served as a member of our board of directors since October 2017. Since May 2021, Ms. Gomez has served as the Chief Financial Officer of Toast, Inc., a cloud-based restaurant software company. From May 2016 to May 2021, Ms. Gomez served as the Chief Financial Officer of Zendesk, Inc., a global customer service software company. From 2010 to April 2016, Ms. Gomez served in senior finance roles at Salesforce, Inc., a provider of customer relationship management services, including as Senior Vice President of Finance and Strategy and Senior Vice President of Go-to-Market Distribution. Prior to that, Ms. Gomez held a variety of senior leadership roles at Visa Inc. and The Charles Schwab Corporation between 1998 and 2009. In addition to Smartsheet, Ms. Gomez has served on the board of directors of PagerDuty, Inc., a software-as-a-service incident response platform provider, since October 2018. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business, University of California, Berkeley. We believe that Ms. Gomez’s senior finance executive experience at technology and finance companies qualifies her to serve on our board of directors.

Mark P. Mader has served as our President and Chief Executive Officer and as a member of our board of directors since January 2006. From 1995 to 2005, Mr. Mader served in various leadership positions at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader was a senior associate at Greenwich Associates, a financial consulting firm. Since February 2020, Mr. Mader has served as a member of the board of directors of ZoomInfo Technologies Inc., a comprehensive sales and marketing intelligence platform provider. Mr. Mader holds a B.A. in Geography from Dartmouth College. We believe that Mr. Mader’s experience in the software industry and his perspective and experience as our Chief Executive Officer qualify him to serve on our board of directors.

Magdalena Yesil has served as a member of our board of directors since July 2017. Since 2010, Ms. Yesil has been a member of Broadway Angels, an angel investment group. From 1998 to 2006, Ms. Yesil was a partner at the venture capital firm U.S. Venture Partners. Previously, Ms. Yesil was the founding board member of Salesforce, Inc., a provider of customer relationship management services, and served on its board of directors for six years. Ms. Yesil has been the founder of four technology companies where she has served in various executive roles. Ms. Yesil has served as a member of the board of directors of SoFi Technologies, Inc., a financial services technology company, since May 2021, and has served on the board of directors of Zuora, Inc., a provider of subscription management services, since May 2017. From March 2017 until its acquisition in May 2018, Ms. Yesil served on the board of RPX Corporation, a provider of patent risk management solutions. Ms. Yesil also serves on the board of directors of a number of private companies. Ms. Yesil holds a B.S. in Industrial Engineering and Management Science and a M.S. in Electrical Engineering from Stanford University. We believe that Ms. Yesil’s experience as an entrepreneur, investor, and executive in the technology industry qualifies her to serve on our board of directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain, and reward excellent directors and further align the financial interests of our non-employee directors with those of our shareholders. Compensation is determined pursuant to our corporate governance guidelines and upon the recommendation of the compensation committee and approval of the board of directors. Pursuant to its charter, the compensation committee reviews non-employee director compensation at least annually and may recommend adjustments to the board of directors. When evaluating non-employee director compensation, the compensation committee considers, among other factors, input from Compensia, Inc. (“Compensia”), its independent compensation consultant, third-party director compensation surveys and other information, as well as the time commitment required of our directors.

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended January 31, 2023. Other than as set forth in the table, in the fiscal year ended January 31, 2023, we did not make any equity awards or non-equity awards to or pay any other compensation to the non-employee members of our board of directors. Mr. Mader, our President and Chief Executive Officer, received no compensation for his service as a director in the fiscal year ended January 31, 2023. The compensation received by Mr. Mader as President and Chief Executive Officer is presented in the “Compensation Discussion and Analysis — Executive Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Alissa Abdullah(4)	51,721	145,930	197,651
Geoffrey T. Barker(5)	65,000	145,930	210,930
Brent Frei	42,500	145,930	188,430
Elena Gomez(6)	55,000	145,930	200,930
Michael Gregoire	42,500	145,930	188,430
Matthew McIlwain	50,000	145,930	195,930
Rowan Trollope(7)	46,500	145,930	192,430
James N. White	49,000	145,930	194,930
Magdalena Yesil(8)	53,000	145,930	198,930
(1)    The amounts reported represent annual cash retainer amounts for service on the board and its committees related to the fiscal year ended January 31, 2023. Our annual cash retainers are paid quarterly in arrears.
(2)    The amounts reported represent the grant date fair value of the restricted stock units (“RSUs”) granted during the fiscal year ended January 31, 2023 under our 2018 Equity Incentive Plan (the “2018 Plan”), as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 filed with the SEC on March 22, 2023 (the “2023 Annual Report”). These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
(3)    As of January 31, 2023, each non-employee director held an RSU award covering 5,162 shares of Class A common stock. These RSU grants will vest on the earlier of (a) the one-year anniversary of the grant date, or (b) immediately prior to the next annual meeting of shareholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, the RSU grants fully accelerate upon the sale of the Company in a change in control transaction.
(4)    As of January 31, 2023, in addition to the RSU award covering 5,162 shares of Class A common stock noted above, Dr. Abdullah held an RSU award covering 3,647 shares of Class A common stock that she received in connection with her appointment to our board of directors in March 2021, of which 2,432 shares remained unvested as of January 31, 2023, and which vests in three equal annual installments subject to her continued service through each such date, the first installment of which took place on March 11, 2022, and the second installment of which took place on March 10, 2023. Notwithstanding the vesting schedule, the RSU grants fully accelerate upon the sale of the Company in a change in control transaction.
(5)    As of January 31, 2023, in addition to the RSU award covering 5,162 shares of Class A common stock noted above, Mr. Barker held options for the purchase of 25,000 shares of our Class A common stock, all of which were vested as of such date.
(6)    As of January 31, 2023, in addition to the RSU award covering 5,162 shares of Class A common stock noted above, Ms. Gomez held options for the purchase of 58,000 shares of our Class A common stock, all of which were vested as of such date.
(7)    As of January 31, 2023, in addition to the RSU award covering 5,162 shares of Class A common stock noted above, Mr. Trollope held an RSU award covering 5,198 shares of Class A common stock that he received in connection with his appointment to our board of directors in September 2020, of which 1,733 shares remain unvested as of January 31, 2023, and which vests in three equal annual installments subject to his continued service through each such date, the first installment of which took place on September 1, 2021, and the second installment of which took place on September 1, 2022. Notwithstanding the vesting schedule, the RSU grants fully accelerate upon the sale of the Company in a change in control transaction.
(8)    As of January 31, 2023, in addition to the RSU award covering 5,162 shares of Class A common stock noted above, Ms. Yesil held options for the purchase of 130,000 shares of our Class A common stock, all of which were vested as of such date.

Non-Employee Director Cash Compensation

For the fiscal year ended January 31, 2023, our non-employee directors were eligible to receive cash compensation for service on the board of directors and additional annual cash compensation for committee membership, in each case, payable quarterly in arrears and prorated for partial quarters served, as set forth in the table below. There were no changes to the cash compensation of our non-employee directors from the prior fiscal year.

Position	Annual Cash Retainer ($)
Board Member	35,000
Lead Independent Director or non-executive Chair of the Board	20,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	8,000
Audit Committee Member (other than Chair)	10,000
Compensation Committee Member (other than Chair)	7,500
Nominating and Corporate Governance Committee Member (other than Chair)	4,000

Non-Employee Director Equity Grants

Initial Appointment RSU Grant

Each new non-employee director appointed or first elected to our board of directors will be granted a RSU award on the date of his or her appointment to our board of directors (the “Initial Appointment RSU”) under the 2018 Plan, having an aggregate value of $300,000 based on the average daily closing price of the Class A common stock on the NYSE in the 10 trading days ending two trading days preceding the date of grant. Following the Company’s 2022 annual meeting of shareholders, this Initial Appointment RSU was increased from $275,000 to further align our non-employee director equity compensation with market practices and to appropriately compensate for the responsibilities of board service. One-third of the Initial Appointment RSUs will vest on each of the first three anniversaries following the date of grant so long as the non-employee director continues to provide services to us through such date. In addition, the Initial Appointment RSUs will fully vest upon the consummation of a corporate transaction (as defined in the 2018 Plan). If an individual is first elected as a non-employee director at an annual meeting of shareholders, they will be granted an Initial Appointment RSU, but not an Annual RSU (defined below), as a result of the proration guidelines described below.

Annual RSU Grant

On the date of the Annual Meeting and any future annual meeting of shareholders, each non-employee director who is serving on our board of directors immediately prior to such meeting, and who will continue to serve on our board of directors following the date of such annual meeting, will automatically be granted a RSU award (the “Annual RSU”) under the 2018 Plan. The Annual RSU has an aggregate value of $185,000 based on the average daily closing price of the Class A common stock on the NYSE in the 10 trading days ending two trading days preceding the date of grant. There was no change to the aggregate value of the Annual RSU from the prior fiscal year. For new directors, the value of a director’s first Annual RSU shall be prorated by an amount determined by multiplying $185,000 by the quotient determined by dividing the number of months that the director has served in his or her first service year by 12. The Annual RSUs will fully vest on the earlier of (1) the date of the following year’s annual meeting of shareholders, and (2) the date that is one year following the date of grant. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction (as defined in the 2018 Plan).

Non- Employee Director Compensation

15.9%
Cash Retainer
84.1%
Equity Retainer

*Excludes committee and chair fees

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm for the fiscal year ending January 31, 2024, and it recommends that the shareholders vote for the ratification of such appointment. Deloitte has been engaged as our independent registered public accounting firm since April 30, 2020. The ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending January 31, 2024 will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee may, but is not required to, reconsider its appointment. We expect representatives of Deloitte to be present at the Annual Meeting; they will be given the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte, our independent registered public accounting firm, for the fiscal years ended January 31, 2023, and January 31, 2022 (in thousands):

	Fiscal Year Ended
	2023	2022
Audit Fees(1)	$2,123	$1,803
Audit-related Fees	—	—
Tax Fees(2)	347	427
All Other Fees(3)	6	6
Total Fees	$2,476	$2,236
(1)    Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements and audit of internal control over financial reporting (for the fiscal years ended January 31, 2023 and 2022), reviews of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings such as comfort letters and consents.
(2)    Tax fees for the fiscal years ended January 31, 2023 and 2022 consist of fees for services related to tax consulting.
(3)    All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte described above for our fiscal years ended January 31, 2023 and January 31, 2022, were pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. As described in detail under the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our shareholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for details about our executive compensation program, including information about the compensation of our named executive officers for the fiscal year ended January 31, 2023.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the compensation philosophy, policies, and practices described in this Proxy Statement.

Following our 2022 annual meeting of shareholders we conducted a thorough outreach campaign to connect directly with our shareholders and get their feedback on various topics, including regarding the results of our most recent say-on-pay vote. In response to the feedback we received, we made meaningful changes to our executive compensation program. Our outreach initiatives, as well as the related changes to our executive compensation programs, are described in more detail below under the section titled “Compensation Discussion and Analysis — Say-on-Pay Advisory Shareholder Vote on Executive Compensation.”

Our board of directors and compensation committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the ‘Compensation Discussion and Analysis’ section, the compensation tables, and the narrative discussions that accompany the compensation tables.”

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our Class A common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, board of directors, and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our shareholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the Securities and Exchange Commission (“SEC”), subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Smartsheet specifically incorporates this report or a portion of it by reference.

The audit committee assists our board of directors in oversight of (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent auditor’s qualifications, independence, and performance; (3) our internal audit function and the performance of our internal controls; (4) financial, operational, privacy, and security risk exposures; and (5) our compliance with legal and regulatory requirements. Deloitte was responsible for auditing the financial statements prepared by our management for the fiscal year ended January 31, 2023.

In connection with our review of Smartsheet’s audited financial statements for the fiscal year ended January 31, 2023, we relied on reports received from Deloitte as well as the advice and information we received during discussions with Smartsheet’s management. In this context, we hereby report as follows:

a.the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2023 with Smartsheet’s management;

b.the audit committee has discussed with Deloitte, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);

c.the audit committee has received and reviewed the written disclosures and the letter from Deloitte, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence from the Company; and

d.based on the review and discussion referred to in paragraphs (a) through (c) above, the audit committee recommended to Smartsheet’s board of directors that the audited financial statements be included in Smartsheet’s 2023 Annual Report.

     Members of the audit committee:

Elena Gomez (Chair)
Alissa Abdullah
Geoffrey T. Barker
James N. White

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of April 20, 2023.

Name	Age	Position(s)
Mark P. Mader(1)	52	President, Chief Executive Officer, and Director
Pete Godbole	59	Chief Financial Officer and Treasurer
Michael Arntz	62	Chief Revenue Officer and Executive Vice President of Worldwide Field Operations
Andrew Bennett	49	Chief Marketing Officer
Stephen Branstetter	43	Chief Operating Officer
Praerit Garg	51	Chief Product Officer and Executive Vice President of Engineering
Jolene Marshall	42	Chief Legal Officer and Secretary
(1)    For information regarding Mr. Mader, please refer to “Proposal 1 — Election of Directors.”

Pete Godbole has served as our Chief Financial Officer and Treasurer since December 2020. Before joining us, Mr. Godbole served as Chief Financial Officer at Hearsay Systems, Inc., a digital communications platform provider, from October 2016 to November 2020. From 2014 to September 2016, Mr. Godbole served as Chief Financial Officer of GoodData Corporation, a data analytics platform provider. Prior to that, Mr. Godbole served in various roles, including as Chief Financial Officer for the end user computing business of VMware, Inc., in various other senior finance positions at VMware, Inc., and in various other finance positions at Hyperion Solutions Corporation, Autodesk Inc., Kana Communications, and Hewlett-Packard Company. Mr. Godbole holds a B.S. in Business and Accounting from the University of Delhi and an M.B.A. from Michigan State University.

Michael Arntz has served as our Chief Revenue Officer and Executive Vice President of Worldwide Field Operations since March 2019, and previously served as our Senior Vice President of Worldwide Field Operations from October 2016 to March 2019. Before joining us, Mr. Arntz served as Senior Vice President of Sales, America at NetSuite, Inc., a business management software company, from January 2015 to October 2016. From 2013 to 2014, Mr. Arntz was Executive Vice President of Worldwide Sales at Kenandy, Inc., a provider of cloud enterprise resource planning solutions. From 1994 to 2013, Mr. Arntz held several leadership roles at Oracle Corporation, a computer technology company, including as Group Vice President, North America Application Sales. Mr. Arntz holds a B.S. in Engineering and Biology from Michigan Technological University.

Andrew Bennett has served as our Chief Marketing Officer since November 2021, and previously served as our Senior Vice President of Commercial Sales and Demand Generation from February 2019 to November 2021, as our Vice President of Commercial Sales and Demand Generation from April 2016 to February 2019, and prior to that as our Vice President of Digital Marketing from April 2014 to April 2016. Prior to joining us, Mr. Bennett served as Founder and Operator of Deneki Outdoors, an outdoor adventure company, from 2004 to 2014, and prior to that as Vice President of Professional Services, Americas, for Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, from 2000 to 2004. Mr. Bennett holds a B.S. in Computer Science from Dartmouth College.

Stephen Branstetter has served as our Chief Operating Officer since November 2021, and previously served as our Senior Vice President of Operations from November 2019 to November 2021, as our Senior Vice President of Customer and Partner Success from March 2019 to November 2019, as our Vice President of Services and Customer Success from May 2016 to November 2019, as our Senior Director of Customer Success from January 2015 to May 2016, and prior to that as our Director of Sales Enablement. Prior to joining us, Mr. Branstetter served in management roles at The Active Network, a software-as-a service company for activity and participant management. Mr. Branstetter holds a B.A. in Business Administration from the University of Washington.

Praerit Garg has served as our Chief Product Officer and Executive Vice President of Engineering since November 2021. Prior to that, Mr. Garg served as our Chief Technology Officer and Executive Vice President of Engineering from February 2019 to November 2021. Before joining us, Mr. Garg served as the General Manager of Identity & Directory Access Services at Amazon Web Services from 2014 to June 2018. From 2013 to 2014, Mr. Garg was the Chief Products Officer at Chronus Corporation, a software solution for talent and career development. Prior to that, Mr. Garg was President and Co-Founder of Symform, Inc., a cloud storage network, from 2007 until its acquisition by Quantum Corporation in 2013. From 1995 to 2007, Mr. Garg held multiple senior roles, including Senior Director of Engineering, at Microsoft Corporation. Mr. Garg holds a B.E. in Computer Science from the Birla Institute of Technology and Science and a M.S. in Computer Science from Purdue University.

Jolene Marshall has served as our Chief Legal Officer and Secretary since November 2021, and previously served as our Senior Vice President of Legal, Deputy General Counsel, and Assistant Secretary from February 2021 to November 2021; as our Vice President of Legal from March 2018 to February 2021; as our Director of Legal from January 2017 to March 2018; and as Senior Corporate Counsel from July 2016 to January 2017. Prior to joining us, Ms. Marshall served as Senior Corporate Counsel at Concur Technologies, Inc., a travel and expense technology company, from 2013 to 2016. Prior to that, Ms. Marshall held legal counsel roles at a number of technology companies. Ms. Marshall holds a B.A. in Business Administration from the University of Washington and a J.D. from the University of Washington.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table presents information about the ownership of our securities as of April 20, 2023 for:

•each person or entity who we know beneficially owns more than five percent of any class of our voting securities;
•each of our named executive officers as set forth in the summary compensation table included in the “Compensation Discussion and Analysis” section of this Proxy Statement;
•each of our directors and director nominees; and
•all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the tables below is Smartsheet Inc., 500 108th Ave NE, Suite 200, Bellevue, Washington 98004.

We have determined beneficial ownership in accordance with the SEC rules. Except as indicated in the footnotes below, we believe, based on the information ascertainable to us from public filings or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they own, subject to applicable community property laws.

The security ownership information is provided as of April 20, 2023, and, in the case of percentage ownership information, is based on 132,897,400 shares of Class A common stock outstanding. We have deemed shares of our Class A common stock subject to options that are currently exercisable or exercisable within 60 days of April 20, 2023, or RSUs vesting within 60 days of April 20, 2023, to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person. However, we have not treated them as outstanding for the purpose of computing the percentage ownership of any other person except for purposes of computing the percentage ownership of all executive officers and directors as a group.

Smartsheet’s Class A common stock trades on the NYSE under the symbol “SMAR.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Total Ownership %
Named Executive Officers and Directors:
Mark P. Mader(1)	1,992,792	1.48%
Pete Godbole(2)	89,700	*
Michael Arntz(3)	401,368	*
Stephen Branstetter(4)	146,960	*
Praerit Garg(5)	313,292	*
Alissa Abdullah(6)	8,577	*
Geoffrey T. Barker(7)	447,620	*
Brent Frei(8)	2,124,459	1.60%
Elena Gomez(9)	89,272	*
Michael Gregoire(10)	16,663	*
Matthew McIlwain(11)	133,721	*
Rowan Trollope(12)	11,087	*
James N. White(13)	351,456	*
Magdalena Yesil(14)	158,667	*
All executive officers and directors as a group (16 persons)(15)	6,378,856	4.71%

5% Shareholders:
BlackRock, Inc.(16)	6,739,992	5.07%
Capital World Investors(17)	14,636,873	11.01%
The Vanguard Group(18)	12,181,840	9.17%

(*)    Represents less than one percent (1%).
(1)    Represents (a) 521,116 shares of Class A common stock, (b) 1,354,824 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, (c) 14,352 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, and (d) 51,250 shares of Class A common stock held by each of the (i) T77A Trust, Douglas Porter, Trustee and (ii) T49C Trust, Douglas Porter, Trustee, trusts for the benefit of Mr. Mader’s children.
(2)    Represents (a) 22,419 shares of Class A common stock, (b) 63,118 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, and (c) 4,163 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(3)    Represents (a) 10,522 shares of Class A common stock, (b) 385,217 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, and (c) 5,629 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(4)    Represents (a) 41,469 shares of Class A common stock, (b) 102,517 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, and (c) 2,974 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(5)    Represents (a) 93,757 shares of Class A common stock, (b) 214,835 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, and (c) 4,700 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(6)    Represents (a) 3,415 shares of Class A common stock, and (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(7)    Represents (a) 382,458 of Class A common stock, (b) 25,000 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, (c) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, and (d) 35,000 shares of Class A common stock held by Peregrine Foundation, a nonprofit corporation of which Mr. Barker and his spouse are directors.
(8)    Represents (a) 1,994,297 shares of Class A common stock, (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, and (c) 25,000 shares of Class A common stock held by each of the (i) Samantha Frei Irrevocable Trust dated January 7, 2018, Kim C. Frei, Trustee, (ii) Sofia Frei Irrevocable Trust dated January 7, 2018, Kim C. Frei, Trustee, (iii) Tessa Frei Irrevocable Trust dated January 7, 2018, Kim C. Frei, Trustee, (iv) Thomas Frei Irrevocable Trust dated January 7, 2018, Kim C. Frei, Trustee, and (v) Tucker Frei Irrevocable Trust dated January 7, 2018, Kim C. Frei, Trustee, trusts for the benefit of Mr. Frei’s children.
(9)    Represents (a) 6,003 shares of Class A common stock, (b) 58,000 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, (c) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, and (d) 20,107 shares of Class A common stock held by The Juan L. Gomez and Elena C. Gomez Declaration of Trust Dated April 2, 2009, Juan L. Gomez and Elena C. Gomez, Trustees.
(10)    Represents (a) 11,501 shares of Class A common stock, and (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(11)    Represents (a) 128,559 shares of Class A common stock, and (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(12)    Represents (a) 5,925 shares of Class A common stock, and (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023.
(13)    Represents (a) 19,503 shares of Class A common stock, (b) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, (c) 176,791 shares of Class A common stock held by a trust of which James N. White is a trustee, and (d) 150,000 shares of Class A common stock held by a limited partnership of which James N. White is a trustee of a trust which is the general partner.
(14)    Represents (a) 19,503 shares of Class A common stock, (b) 130,000 shares underlying options to purchase Class A common stock that are exercisable within 60 days of April 20, 2023, (c) 5,162 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, (d) 2,000 shares of Class A common stock held by Magdalena Yesil, Trustee of the Justin Yeshil Wickett Trust dated December 10, 1990, and (e) 2,002 shares of Class A common stock held by Magdalena Yesil, Trustee of the Troy Kevork Wickett Trust dated December 10, 1990.
(15)    Consists of the following held by directors, nominees, and current executive officers: (a) 3,895,901 shares of Class A common stock beneficially owned, (b) 84,352 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 20, 2023, and (c) 2,398,603 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 20, 2023.
(16)    Based on information reported in an amendment to Schedule 13G filed on February 3, 2023. Consists of 6,739,992 shares deemed to be beneficially owned by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)    Based on information reported in an amendment to Schedule 13G filed on February 13, 2022. Consists of 14,636,873 shares deemed to be beneficially owned by Capital World Investors. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(18)    Based on information reported in an amendment to Schedule 13G filed on February 9, 2023. Consists of 12,181,840 shares deemed to be beneficially owned by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the philosophy, objectives, and structure of our compensation program for our “named executive officers” for the fiscal year ended January 31, 2023. Mark P. Mader, our President and Chief Executive Officer, is our principal executive officer, and Pete Godbole, our Chief Financial Officer and Treasurer, is our principal financial officer. For the fiscal year ended January 31, 2023, the below five individuals were our named executive officers:

•Mark P. Mader, President and Chief Executive Officer;
•Pete Godbole, Chief Financial Officer and Treasurer;
•Michael Arntz, Chief Revenue Officer and Executive Vice President of Worldwide Field Operations;
•Stephen Branstetter, Chief Operating Officer; and
•Praerit Garg, Chief Product Officer and Executive Vice President of Engineering.

Executive Summary

Smartsheet was founded in 2005 with a vision to build a universal application for work execution that does not require coding capabilities. We are the enterprise platform for collaborative work management, enabling teams and organizations of all sizes to plan, capture, manage, automate, and report on work at scale, resulting in more efficient processes and better business outcomes. Our platform serves as a single source of truth across work projects, processes, and it initiates and fosters accountability and engagement within teams, which leads to more efficient decision-making and better business outcomes.

Say-on-Pay Advisory Shareholder Vote on Executive Compensation & Shareholder Engagement

We conducted an advisory say-on-pay vote at the annual meeting of shareholders held in June 2022, and approximately 43% of votes were cast in favor of approval. Our board of directors and the compensation committee value the support and approval of our shareholders. This result was significantly lower than the say-on-pay vote support we have received historically. The compensation committee and our full board of directors took this say-on-pay vote outcome very seriously.

In order to better understand this vote result and shareholder concerns, we undertook a thorough shareholder outreach campaign following our 2022 annual meeting of shareholders to discuss our executive compensation program, policies, and practices, and to solicit feedback to ensure that we received insight into the issues that were most important to our shareholders.

•During the months of November and December 2022 we contacted institutional shareholders representing approximately 64% of our outstanding Class A common stock, including all of our shareholders holding 1% or more of our outstanding Class A common stock.

•We met with institutional shareholders representing approximately 35% of our outstanding Class A common stock.

These discussions were led by our then-current board chair, Geoffrey T. Barker, and the chair of our compensation committee, Matt McIlwain, both independent directors of the Company. Also included were our Chief People & Culture Officer, Chief Legal Officer, Vice President of Investor Relations, and members of our Legal and People & Culture teams focused on executive compensation, corporate governance, and ESG matters.

Over the course of these meetings with our institutional shareholders, we received valuable feedback on our executive compensation program, policies, and practices, and we discussed with shareholders the reasons for their opposition to, or support of, our 2022 say-on-pay proposal. In addition, we heard feedback from shareholders on the topics of our share-based compensation programs generally, certain governance items, and ESG matters. These shareholders generally viewed the evolution of our executive compensation program as consistent with our pay for performance philosophy and our corporate maturity. Additionally, shareholders did not raise concerns regarding the total compensation paid to Mr. Mader or the design of or metric selection for our annual incentive bonus compensation program. The key feedback we received relating to our executive compensation program and our responses are described in the chart below.

Topic Area	Shareholder Feedback	Company Response
Performance-based equity compensation	Shareholders expressed a preference for inclusion of performance-based long-term equity incentives in addition to RSUs and options.
As described below in “Highlights of Fiscal 2023 Executive Compensation Program,” to further align pay with performance, we implemented a performance stock unit (“PSU”) program for our executive officers.

Mix of equity compensation
Shareholders sought a better understanding of our approach to the total mix of long-term equity compensation paid to our executive officers and expressed some concern about our historical reliance on stock option grants.

As shown in the graphic below, we changed the total mix of equity compensation such that options now represent less than 15% of the total overall value delivered to our executive officers (reduced from ~35% in our previous fiscal year).

Performance metrics for equity awards	Shareholders most commonly expressed a preference for a performance based metric that takes into account the change in our share price in relation to a comparable group.
As described below in “Elements of Executive Compensation,” we chose relative total shareholder return (“TSR”) as the performance metric for our 2023 PSU program, with TSR measured against the S&P Software & Services Select Industry Index.

Share-based compensation overall	Shareholders sought to further understand our approach to share-based compensation awards made to all employees (including our executive officers), and the dilutive effect of that approach.
During the two previous fiscal years, we issued RSUs in lieu of cash annual incentive bonus payments for all of our eligible employees, including executive officers. For fiscal 2023, we paid our annual incentive awards in cash rather than RSUs for all of our eligible employees, including executive officers.

Long Term Equity Incentive Mix

FY22 CEO
65%
RSU
35%
Options
FY23 CEO
43%
PSU
43%
RSU
14%
Options
FY22 NEO Avg
Excludes CEO
65%
RSU
35%
Options
FY23 NEO Avg
Excludes CEO
22%
PSU
65%
RSU
13%
Options

For the fiscal year ended January 31, 2023, taking into account the result of the advisory say-on-frequency vote held at the 2020 annual meeting of shareholders, we will again be conducting an annual advisory say-on-pay vote as described further in Proposal 3 of this Proxy Statement. Although this is a non-binding advisory vote, we value the opinions of our shareholders. Our board of directors and our compensation committee will consider the outcome of the say-on-pay advisory vote, in addition to other relevant shareholder feedback that may be received, when making compensation decisions for our named executive officers. For more information on the say-on-pay vote, please review Proposal 3 set forth earlier in this Proxy Statement.

Highlights of Fiscal 2023 Corporate Performance

Specific highlights of our financial performance include:

•Revenue - Total revenue was $766.9 million, an increase of 39% year over year. Subscription revenue was $713.7 million, an increase of 41% year over year. Professional services revenue was $53.2 million, an increase of 22% year over year.
•Operating Loss - GAAP operating loss was $(221.6) million, or (29)% of total revenue, compared to $(170.0) million, or (31)% of total revenue, in fiscal 2022. Non-GAAP operating loss was $(36.0) million, or (5)% of total revenue, compared to $(34.2) million, or (6)% of total revenue, in fiscal 2022.
•Net Loss - GAAP net loss was $(215.6) million, compared to $(171.1) million in fiscal 2022. GAAP net loss per share was $(1.66), compared to $(1.36) in fiscal 2022. Non-GAAP net loss was $(29.2) million, compared to $(35.3) million in fiscal 2022. Non-GAAP net loss per basic and diluted share was $(0.22), compared to $(0.28) in fiscal 2022.
•Cash Flow - Net operating cash flow was $23.6 million, compared to $(3.5) million in fiscal 2022. Free cash flow was $9.8 million, compared to $(20.8) million in fiscal 2022.

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including operating loss, net loss, net loss per share, free cash flow, and calculated billings. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see our 2023 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K filed March 14, 2023.

Highlights of Fiscal 2023 Executive Compensation Program

Over the past several years, our compensation programs have evolved to align with the Company’s strategic goals and corporate maturity. During the fiscal year ended January 31, 2023, the compensation committee made meaningful revisions to our executive compensation program. These included establishing a new PSU program and granting initial PSU awards to further align our executive compensation with Company performance and shareholder returns; reducing the percentage of stock options granted to executive officers as a mix of overall long-term equity incentive compensation in order to place more focus on performance-based equity grants; and paying our annual incentive bonus compensation in cash instead of equity to further demonstrate sound equity stewardship principles and to allow employees more immediate liquidity following a performance period.

•New PSU Program: As mentioned above, during our shareholder outreach campaign our shareholders expressed a preference for performance-based equity grants. Following discussions with shareholders on this topic, our compensation committee made the decision to grant our named executive officers PSUs that are eligible to be earned based on the Company’s TSR relative to the TSR of the companies in the S&P Software & Services Select Industry Index over a multi-year period (“FY23 PSUs”) as described below. We believe that the FY23 PSUs establish a direct link between stock price performance and the compensation of our executive officers.

In addition to the changes discussed above, our compensation committee took the following key actions relating to the core compensation components of our named executive officers for the fiscal year ended January 31, 2023:

•Base Salary – We approved annual base salary increases ranging from 6.7% to 10.8% for our named executive officers, as we continue to transition the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group.
•Annual Incentive Bonus – Annual incentive bonuses for the fiscal year ended January 31, 2023 were awarded in cash rather than equity. Bonuses were awarded at 77% (after giving effect to the DEI Bonus Factor reduction) of each named executive officer’s target bonus percentage for achievement of the established performance objectives.
◦The “DEI Bonus Factor” reduces individual annual incentive bonus targets for certain employees (including our executive officers) by 5% if DEI metrics are not achieved. The reduced target number is then multiplied by the achieved bonus percentage. By way of example, in the case of a target bonus amount of $100,000, the DEI Bonus Factor would initially reduce the target payout to $95,000 and the resulting bonus would be 77% of $95,000 or $73,150.
•Long-Term Equity Incentive Compensation – Unlike our previous fiscal year, which included two annual equity awards for eligible Company employees (including all named executive officers), as a result of the timing shift of our focal compensation review, for the fiscal year ended January 31, 2023, we returned to our practice of making a single annual equity award. Further, we did not make any adjustments to previously granted option awards. In addition to PSUs, we granted long-term equity incentive compensation in the form of stock options and time-based vesting RSUs that may be settled for shares of our Class A common stock. The grant date fair values of the equity awards for the fiscal year ended January 31, 2023 described in this section are set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards for Fiscal 2023” below.

Fiscal 2023 Executive Compensation Policies and Practices

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles. The compensation committee regularly reviews best practices in executive compensation; the highlights of our compensation policies and practices for the fiscal year ended January 31, 2023 are listed below:

What We Do

- ✓ Align annual bonuses with objective and challenging performance measures
- ✓ Ensure performance based equity grants constitute a significant portion of equity compensation
- ✓ Set a minimum threshold level of achievement for funding annual incentive bonus payout amounts
- ✓ Establish a maximum cap on annual incentive bonus payout amounts
- ✓ Maintain a compensation committee composed of solely independent directors with extensive relevant experience
- ✓ Conduct reviews of executive compensation strategy, competitiveness, assessment of compensation risk, and peer group on no less than an annual basis
- ✓ Engage an independent compensation consultant to provide expert advice on executive compensation
- ✓ Utilize double-trigger change in control provisions for acceleration of equity awards for our executive officers
- ✓ Maintain an executive compensation recovery policy
- ✓ Maintain stock ownership guidelines for directors and executive officers to align their interests with those of our shareholders

WhatWe Don'tDo

- ✗ No guaranteed bonuses or base salary increases for executive officers
- ✗ No automatic "single trigger" change in control benefits for cash or equity awards
- ✗ No post-termination retirement, pension, or deferred compensation benefits
- ✗ No tax gross ups on severance or change in control benefits
- ✗ No hedging or pledging of Company stock by employees or directors
- ✗ No repricing of stock options
- ✗ No health or other benefits provided to executive officers other than those generally available to all Company employees
- ✗ No excessive perquisites

Executive Compensation Philosophy, Objectives, and Design

The collaborative work management industry is a highly competitive business environment, and to successfully compete and grow our business in this dynamic environment, we need to recruit, incentivize, and retain talented, effective, and seasoned leaders. Our success is, in large part, dependent on the skills, abilities, and motivation of our executives to rapidly execute in furtherance of our business goals. Accordingly, our overall compensation philosophy is to provide an executive compensation program that attracts and retains exceptional executive officers, ensures that our executives are focused on and accountable for our key business objectives, and aligns executive compensation with the long-term interest of our shareholders.

Our executive compensation program is comprised of the following elements: base salary, a short-term annual incentive bonus opportunity, long-term equity incentives, and certain potential change in control payments. The program is heavily weighted towards long-term equity incentives, which we believe correlate with long-term shareholder interests. In determining the amounts of executive compensation, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts, individually and collectively, align with and further our key business objectives and total shareholder return and provide sufficient incentives for excellent performance.

We evaluate our executive compensation philosophy and executive compensation program as circumstances require, and we review our executive compensation philosophy, program design, and competitiveness no less than annually. As part of this review process, our compensation committee applies our values and the objectives outlined above. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

Process for Setting Executive Compensation

Role of the Compensation Committee

Our compensation committee acts on behalf of the board of directors in overseeing our compensation structure, policies, and programs generally and in overseeing and evaluating the compensation plans, policies, and practices applicable to our executive officers. The compensation committee meets several times near the beginning of each fiscal year and at other times to review our executive compensation programs, which includes assessing the Company’s compensation risk profile; establishing the compensation peer group; selecting the Company performance measures used in our PSU program and to define the annual incentive bonus opportunities for the fiscal year; and reviewing the overall compensation structure and timing for our executive officers in order to ensure alignment with our compensation philosophy.

Our compensation committee is responsible for establishing our compensation philosophy and objectives; determining the structure, components and other elements of our compensatory programs, including the mix of various components; and reviewing and approving the compensation of our named executive officers and the risk to the Company resulting from our compensation policies. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the compensation committee in its review and oversight of our executive compensation program. Our compensation committee annually reviews the base salary levels, the short-term annual incentive bonus opportunity, and the long-term equity incentive opportunities of our named executive officers, and it reviews these components more frequently as warranted.

In making decisions about the compensation of our named executive officers, the members of our compensation committee take a holistic approach that considers a number of factors, including:

•each individual executive’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group (described in greater detail below);
•the scope of each executive’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•the prior performance of each individual executive, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive to contribute to our long-term financial, operational, and strategic objectives;
•our operational performance relative to our compensation and performance peers;

•the compensation practices of our compensation peer group and the positioning of each executive’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;
•our Chief Executive Officer’s compensation relative to that of our other executives, and compensation parity among our executives; and
•the recommendations of our Chief Executive Officer with respect to the compensation of our other executives.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer.

The members of our compensation committee consider all of this information, without placing any particular weighting on any single factor, in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their decisions.

Role of the Management and Chief Executive Officer

Our compensation committee works with members of our management, including our Chief Executive Officer, who provide perspective on compensation matters and information on corporate and individual performance. Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers with the exception of himself. The compensation committee places a premium on the Chief Executive Officer’s performance evaluations of the other executive officers due to his direct knowledge of their work, contributions, leadership, and alignment with our corporate values. Our Chief Executive Officer does not participate in decisions involving his own compensation.

Role of the Independent Compensation Consultant

As stated above, the compensation committee has retained the services of Compensia, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant. The compensation committee has assessed, and periodically confirms, the necessary criteria and has determined that the engagement of Compensia does not raise any conflicts of interest or other similar concerns. Compensia reports directly to the compensation committee and does not provide any non-compensation related services to the Company. Compensia does not make specific compensation-related recommendations, although it does use competitive market data to provide compensation ranges for the compensation committee to consider, taking into account the Company’s compensation peer group. Compensia attends certain compensation committee meetings, executive sessions, and preparatory meetings with the compensation committee chair and certain executive officers, as requested by the compensation committee. Compensia also advises the compensation committee on public disclosures relating to our executive compensation program and assists the compensation committee in assessing risks under our compensation programs.

Competitive Positioning and Use of Market Data

For purposes of comparing our executive compensation practices, our compensation committee, based on input from Compensia, determined a defined peer group for reference in making executive officer compensation decisions. On no less than an annual basis, our compensation committee reviews our compensation peer group and makes adjustments as necessary, considering relevant changes to our business and the business of our identified peers. The goals of updating the peer group are to inform executive compensation practices to set competitive compensation that attracts, incentivizes, and retains exceptional executive officers; supports business objectives; drives and rewards performance; and continues to align the compensation of our executive officers with the long-term interest of, and value creation for, our shareholders. In the past, including in the fiscal year ended January 31, 2023, the compensation committee has established its peer group in the second half of the fiscal year, in advance of focal review of the performance and compensation of executive officers, which is scheduled to take place in the fourth quarter of the fiscal year.

The peer group selected for compensation decisions was based on the factors described above and other factors, such as the following:

•revenue and revenue growth;
•market capitalization;
•net profitability;
•time spent as a publicly traded company;
•the addition of newly public comparable companies; and
•the elimination of newly acquired companies that lose their independence and reporting status.

Accordingly, the following changes were made to our compensation peer group on August 25, 2022 for executive compensation decisions made for the remainder of the fiscal year ended January 31, 2023: Box, Inc., Freshworks Inc., and New Relic, Inc. were added to the peer group; and Anaplan, Inc., Medallia, Inc. and Zendesk, Inc. were removed from the peer group. To assist with the determination of the compensation of our executive officers for the fiscal year ended January 31, 2023, including decisions regarding base salaries, target annual incentive bonus opportunities, and long-term equity incentive awards made in the fourth quarter, our compensation committee used the following compensation peer group:

Alteryx, Inc.	Coupa Software Inc.	New Relic, Inc.
AppFolio, Inc.	Elastic N.V.	PagerDuty, Inc.
Appian Corp.	Five9, Inc.	Paylocity Holding Corporation
Asana, Inc.	Freshworks Inc.	Workiva Inc.
Avalara, Inc.	HubSpot, Inc.
Box, Inc.	Momentive Global Inc.

Fiscal Year 2024 Peer Group Changes

As noted above, the compensation committee and Compensia review our compensation peer group regularly to ensure its continued validity in light of our performance and continued maturation as a public company. Although at this time no changes to the peer group established in August 2022 have been made for decisions related to executive compensation for the fiscal year ending January 31, 2024, the compensation committee and Compensia may propose and adopt changes to the peer group in order to inform decision making for our executive compensation program during the fiscal year based on, among other things, the addition of newly public comparable companies, the elimination of newly acquired companies that lose their independence and public reporting status, and other factors described above.

Elements of Executive Compensation Program

Consistent with our compensation objectives and our pay for performance philosophy described above, we compensate our named executive officers in the form of base salaries; short-term, performance-based annual incentive bonus opportunities; and long-term equity incentives consisting of performance-based PSU awards, time-based RSU awards, and stock options.

CEO Compensation Mix FY23

6%
Base Salary
4%
Paid Annual Incentive Bonus
39%
RSU
94%
At risk
39%
PSU
43%
Performance Based
12%
Options

NEO Compensation Mix FY23

10%
Base Salary
6%
Paid Annual
Incentive Bonus
55%
RSU
90%
At risk
18%
PSU
24%
Performance Based
11%
Options

*Excluding CEO

Base Salary

Base salaries are a primary component of our compensation program and are used to provide fixed cash compensation to our executive officers for the performance of their ongoing responsibilities. Base salaries for executive officers are reviewed and approved by the compensation committee at the time an executive joins the Company, at the time an employee is promoted into an executive officer position, and on an annual basis. At the time of hire or promotion, base salaries are established through discussion with the executive officer and with reference to applicable market data in consultation with Compensia, as appropriate. Determinations of executive officer base salary changes during our annual review process are reviewed and approved in consultation with Compensia. In November 2021, our compensation committee approved the base salary amounts of our named executive officers effective for the remainder of the then current fiscal year and approximately the first three quarters of the fiscal year ended January 31, 2023. Effective November 6, 2022, as part of the Company’s focal performance and compensation review, our compensation committee approved base salary increases for the Company’s executive officers. These new base salary amounts were effective for the remainder of the fiscal year ended January 31, 2023, and, absent any exceptional circumstances, will remain effective until review by the compensation committee at the time of the Company’s next focal review.

Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments to executive officer base salary, but it does take into consideration a variety of information, including but not limited to an assessment of the following factors: the executive officer’s position and responsibilities; the executive officer’s performance; the achievement of specific corporate goals; the executive officer’s level of experience; recommendations of our Chief Executive Officer (except with respect to his own base salary); and a review of competitive market data on base salary and total compensation for comparable executive positions at peer companies. Although our general philosophy is to set base salaries within a competitive range of the market median, the actual positioning is based on the compensation committee’s assessment of the foregoing factors. In addition, during the fiscal year ended January 31, 2023, we continued to transition the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, which is reflected in the salary adjustments described in the table below. Our Chief Executive Officer’s salary increased by 10.5% in the fiscal year ended January 31, 2023. The increase to Mr. Mader’s salary was the result of the compensation committee’s assessment of Mr. Mader’s performance; his continued contribution toward the Company’s achievement; and a review of the base salaries paid to the chief executive officers of companies in our compensation peer group, which showed that Mr. Mader’s base salary was below the median of the peer group prior to adjustment and approaching the median following adjustment.

We reviewed the base salary of our named executive officers based on the criteria set forth above. As a result of this review, the base salaries of our named executive officers prior to and following the increases approved by our compensation committee during the fiscal year ended January 31, 2023 were as follows:

Named Executive Officer	Fiscal 2022 Ending Base Salary ($)	Fiscal 2023 Ending Base Salary ($)	Percentage Adjustment (%)
Mark P. Mader	525,000	580,000	10.5%
Pete Godbole	400,000	440,000	10.0%
Michael Arntz	375,000	400,000	6.7%
Stephen Branstetter	325,000	360,000	10.8%
Praerit Garg	375,000	400,000	6.7%

Annual Incentive Plan Compensation

We provide a short-term annual incentive bonus opportunity that is performance-based to motivate, recognize, and reward executive officers for their contribution to the Company’s success. These incentives also serve to drive progress towards important corporate strategic, financial, and growth goals; further align the interests of executives with the Company and with investors; attract and retain exceptional talent; and hold our executive officers accountable. For example, our use of the DEI Bonus Factor holds our executives directly accountable for the Company’s DEI initiatives by placing 5% of their annual incentive bonus target at risk for failure to achieve the metric goals. Our compensation committee generally meets toward the beginning of each fiscal year to adopt the performance targets and criteria for such fiscal year, and, as appropriate, the compensation committee monitors progress against these targets and criteria throughout the fiscal year. The compensation committee also establishes the target annual incentive bonus opportunity for each plan participant, which is a percentage of each participant’s base salary, with the potential payouts based on actual performance for the fiscal year.

For the fiscal year ended January 31, 2023, the compensation committee determined it to be in the best interests of the Company and its shareholders to provide all earned annual incentive bonus compensation to our named executive officers in cash as opposed to equity awards, which had been our practice in the fiscal years ended January 31, 2021 and January 31, 2022. The compensation committee determined that payment in cash provided employees more immediate liquidity following a performance period and demonstrated sound equity stewardship principles.

Target Annual Incentive Compensation

In November 2021, our compensation committee approved the target annual incentive bonus opportunities of our named executive officers as a percentage of their base salary, and these opportunity amounts were effective for the remainder of the then current fiscal year and approximately the first three quarters of the fiscal year ended January 31, 2023. Effective November 6, 2022, as a part of the Company’s focal performance and compensation review, our compensation committee again approved the target annual incentive bonus opportunities of our named executive officers as a percentage of their base salary. These target amounts were effective for the remainder of the fiscal year ended January 31, 2023, and, absent any exceptional circumstances, will remain effective until review by the compensation committee at the time of the Company’s next focal review. With the exception of Mr. Branstetter, the named executive officers did not receive an increase in their annual incentive bonus targets as a percentage of base salary over the percentage targets approved in the prior fiscal year. Information for the most recent annual incentive bonus compensation targets is set forth in the table below. In setting the target annual incentive bonus opportunities, our compensation committee took into consideration a variety of information, including but not limited to an assessment of the following factors: the named executive officer’s position and responsibilities, the named executive officer’s performance, the named executive officer’s level of experience, recommendations of our Chief Executive Officer (except with respect to his own target annual incentive), and a review of competitive market data on incentive based compensation and total compensation for comparable executive positions at peer companies.

Named Executive Officer	Target Annual Incentive (as a % of base salary)
Mark P. Mader	100%
Pete Godbole	70%
Michael Arntz	100%
Stephen Branstetter(1)	65%
Praerit Garg	70%
(1)    Mr. Branstetter’s target annual incentive bonus as a percentage of earned based salary increased from 60% to 65%, effective November 6, 2022, and his annual incentive bonus compensation was prorated based on the date of such change.

Corporate Performance Measures & Targets

To measure performance for purposes of calculating annual incentive bonus pool funding amounts, the compensation committee, with the recommendation of management and with input from Compensia, selected the same metrics as we used for the fiscal year ended January 31, 2022: full year calculated billings and cash operating expense, with an over-attainment protection revenue gate as the corporate performance measures that best supported our annual operating plan and enhanced value creation for our shareholders. The compensation committee believes that these metrics effectively incentivize our executives without encouraging excessive risk-taking and keeping their focus on our most important business objectives. These metrics were established in March 2022 to incentivize the Company’s growth while placing a continued focus on maintaining cash operating expense discipline and revenue attainment. Additionally, in March 2022, in furtherance of the Company’s commitment to DEI, the compensation committee retained the DEI Bonus Factor, a bonus decelerator for the fiscal year ended January 31, 2023. The DEI Bonus Factor adjusts individual annual incentive bonus target amounts down by 5% for certain Company employees, including executive officers, if approved goals for new hire and overall representation are not achieved; this represents a 2% increase (from 3% to 5%) from the DEI Bonus Factor that was used in the fiscal year ended January 31, 2022.

To reflect performance above or below performance targets, the calculated billings and cash operating expense metrics each included a sliding scale to provide for annual incentive bonus pool funding at (i) greater than 100%, if results are greater than target (up to a maximum 163% bonus pool funding); or (ii) less than 100%, if results are lower than the targets (down to a threshold at which 42% of the bonus pool would be funded, and below which the bonus pool would not be funded). Over-attainment of the calculated billings and cash operating expense metrics was gated by a revenue threshold, meaning that if the revenue target was not reached then bonus pool funding for either calculated billings or cash operating expense could not exceed 100%, even if the calculated billings and cash operating expense results exceeded their 100% targets. However, if the revenue target is achieved, then over-attainment may apply to calculated billings and cash operating expense independently. In addition to being used to determine bonus pool funding for named executive officers, the performance metrics selected (with the exception of the DEI Bonus Factor that applies only to Vice Presidents, Senior Vice Presidents, and executive officers) are also used to determine annual incentive bonus pool funding for all full-time salaried Company employees not otherwise eligible for commissions-based bonus plans.

The calculated billings and cash operating expense components of the annual incentive bonus pool funding metric targets were weighted at 70% and 30%, respectively. For purposes of illustration, if the annual incentive bonus pool funding percentage for the calculated billings component was equal to 100%, then the overall bonus pool would be funded at 70%, and if the bonus pool funding percentage for the cash operating expense component was equal to 100%, then the overall bonus pool would be funded at 30%, for an overall total of 100%. The compensation committee believed the selected metrics were challenging to achieve and continued to provide meaningful incentive to drive corporate performance balanced with retentive value.

We define calculated billings as total revenue plus the change in deferred revenue in the period. Because we recognize subscription revenue ratably over the subscription term, calculated billings can be used to measure our subscription sales activity for a particular period, to compare subscription sales activity across particular periods, and as an indicator of future subscription revenue. Calculated billings is determined by adding total revenue from the Consolidated Statements of Operations and Comprehensive Loss for the fiscal year ended January 31, 2023 to the change in current and non-current deferred revenue on the Consolidated Balance Sheets as of January 31, 2023, and January 31, 2022. The Consolidated Statements of Operations and Comprehensive Loss and Consolidated Balance Sheets for the fiscal years ended January 31, 2023 and 2022 are included in the 2023 Annual Report. The calculated billings metric was chosen to ensure that a focus on full year growth and achievement was a significant component for our named executive officers’ annual incentive bonus opportunity. Strong delivery on calculated billings will continue to drive our long-term success and enhance shareholder value, and it is a key metric used by investors in evaluating the Company’s financial performance. The full year calculated billings target at 100% was $977.5 million. The minimum performance threshold required that we meet or exceed 86% of the calculated billings target in order to fund the annual incentive bonus payout for the calculated billings component, with achievement below 86% resulting in no funding for the full year calculated billings component.

A variable sliding scale is used to increase the annual incentive bonus pool funding in correspondence with the increase to the percentage of calculated billings achievement against the target, with a maximum potential of 163% of bonus pool funding for the calculated billings component resulting from achievement of greater than 114% of target. The details of the sliding scale for the calculated billings component of the performance metrics are included in the table below:

Full Year Calculated Billings Component of Annual Incentive Bonus Pool Funding
Calculated Billings Achievement Against Target (%)	Increase in Bonus Pool Funding Per Point Increase Against Target (%)	Bonus Pool Funding for Calculated Billings Component (%)
< 86%	—%	—%
86%	Threshold	42%
87-96%	5%	47-92%
97-103%	1%	97-103%
104-114%	5%	108-158%
>114%	Maximum	163%

We define cash operating expense as the difference between calculated collections and free cash flow. Calculated collections is defined as calculated billings minus the change in accounts receivable from the fiscal year ended January 31, 2022 to the fiscal year ended January 31, 2023. Free cash flow is defined as net cash provided by (used in) operating activities less cash used for purchases of property and equipment, capitalized internal-use software, and payments on finance lease obligations. In the current dynamic macroeconomic environment, the cash operating expense metric was chosen to ensure that financial discipline, including a focus on cost savings, was a significant component of our named executive officers’ annual incentive bonus opportunity. The full year cash operating expense component of the corporate performance target is used to determine 30% of our annual incentive bonus pool funding. The full year cash operating expense target at 100% was $905.1 million. The minimum threshold for performance required that cash operating expense meet 114% of target in order to fund a bonus payout for the cash operating expense component, with a percentage above 114% resulting in no funding for the component.

A variable sliding scale is used to increase the annual incentive bonus pool funding in correspondence with the decrease in the percentage of cash operating expense against the target, with a maximum potential of 163% of bonus pool funding for the cash operating expense component resulting from achievement of less than 86% against target. The details of the sliding scale for the cash operating expense component of the performance metrics are included in the table below:

Cash Operating Expense Component of Annual Incentive Bonus Pool Funding
Cash Operating Expense Against Target (%)	Increase in Bonus Pool Funding Per Point Increase Against Target (%)	Bonus Pool Funding for Cash Operating Expense Component (%)
>114%	—%	—%
114%	Threshold	42%
113-104%	5%	47-92%
103-97%	1%	97-103%
96-86%	5%	108-158%
<86%	Maximum	163%

Total revenue is determined by combining subscription revenue, which primarily consists of fees from customers for access to our cloud-based platform, with professional services revenue, which primarily includes fees for consulting and training services. We recognize subscription revenue ratably over the term of the subscription period beginning on the date access to our platform is provided, as no implementation work is required, assuming all other revenue recognition criteria have been met. We recognize revenue for our consulting services as those services are delivered, and we recognize revenue for training services as the training programs are delivered. Our consulting and training services are generally considered to be distinct for accounting purposes, and we recognize revenue as services are performed or upon completion of work. Because revenue is a key metric used by investors in evaluating the Company’s financial performance, our full year revenue was chosen as an appropriate over-attainment gate to ensure that continued emphasis is placed on revenue growth achievement, which will continue to drive our long-term success and enhance shareholder value. The full year revenue component of the annual incentive bonus pool funding metrics served as an over-attainment gate, and the revenue target was $809.0 million.

The upper limits on the total annual incentive bonus pool funding based on the achievement of performance as set forth above were put in place to manage potential incentive compensation costs and to avoid providing an incentive to take undue risks. These risk considerations were taken into account while designing the annual incentive bonus program, and the compensation committee believes capping bonus pool funding under the performance targets at 163%, and gating any attainment over 100% with a full year revenue metric, balances risk while still maintaining appropriate annual incentives for our named executive officers.

Fiscal Year 2023 Annual Incentive Plan Achievement & Payouts

Following the fiscal year ended January 31, 2023, the compensation committee reviewed the level of achievement of each performance goal against the pre-established targets and determined that our full year calculated billings was $892.0 million, which was 91% of target and resulted in a 67% annual incentive bonus pool funding for the full year calculated billings component. Our cash operating expense for the fiscal year ended January 31, 2023 was $845.0 million, which was 93% against target (less than 100% achievement on the cash operating expense metric exceeds the target) and resulted in an 100% annual incentive bonus pool funding for the cash operating expense component. Our full-year total revenue was $766.9 million, which missed the over-attainment gate target of $809.0 million and prevented annual incentive bonus pool funding above 100% as a result. Additionally, we did not achieve our DEI metric goals, which reduced target bonus amounts for executive officers by 5%. Based on our performance, including the weighting of the calculated billings and cash operating expense components, and the application of the full year revenue over-attainment gate and the DEI decelerator components, the annual incentive bonus pool for performance in the fiscal year ended January 31, 2023 was funded at 77% of target for named executive officers.

An individual named executive officer may receive between 0% and 163% of their target annual incentive award according to the annual incentive bonus pool funding that results from the level of achievement of our corporate performance measures. On March 2, 2023, the compensation committee approved the payment of annual incentive bonuses for our named executive officers at 77% of each eligible named executive officer’s bonus target to be paid in the form of cash.

Long-Term Equity Incentives

A significant portion of our executive officer compensation is delivered in the form of long-term equity incentive awards. This long-term incentive-based compensation is a critical piece of our executive compensation program, and it is designed to encourage high performance, to align the interests of our executive officers with those of our shareholders, and to retain our executive officers for significant periods of time. We have historically used stock options and RSUs as our long-term equity incentive vehicles. We received feedback from some of our shareholders indicating a preference for performance-based equity awards. Our compensation committee considered this feedback and determined that a mix of performance-based equity awards (PSUs) and time-based equity awards (options and RSUs) best aligned with the interests of our shareholders by creating an appropriate balance between our goals of business execution, long-term share price growth, and named executive officer retention. Accordingly, in the fiscal year ended January 31, 2023, we established a PSU program measured based on our relative total shareholder return and made initial PSU grants to our executive officers.

We believe that that PSUs establish a direct link between stock price performance and compensation while also ensuring that an appropriate amount of our executive officers’ compensation remains at risk; that stock options encourage the achievement of strong share price growth, with value being derived through share price increase; and that RSUs serve as an important retention component and also incentivize share price growth. Our philosophy is that the use of all three of these long-term equity incentive award types helps to achieve alignment between management and shareholders and is consistent with our pay-for-performance approach to executive compensation. At this time, we believe that a mix of performance-based vesting and time-based vesting is appropriate for incentivizing our executive officers to generate long-term value for our shareholders.

In addition, based on a review of our compensation peers, upon consideration of feedback from our independent compensation consultant, and in furtherance of the objective to offer competitive equity awards, our compensation committee decided to make new grants of long-term equity incentive awards subject to a three-year vesting schedule rather than the four-year vesting schedule we have utilized in the past. Accordingly, for the fiscal year ended January 31, 2023, all equity awards made to our executive officers are subject to a three year vesting schedule, which is described in greater detail below.

Our general policy is to grant long-term equity incentive awards on fixed dates during open trade windows as defined in our insider trading policy. However, there are occasions when grants are made on other dates, for example with new hire grants and out-of-cycle promotion grants. All required approvals are obtained in advance of or on the actual grant date. For the fiscal year ended January 31, 2023, the grants of PSUs, stock options, and RSUs were made in December 2022, and we expect that grants will continue to be made early in the fourth fiscal quarter in future years. The timing of annual equity award grants to our continuing executive officers is aligned with the timing of equity awards granted to our eligible general employee base, and this timing is not scheduled in a manner that intentionally benefits our executive officers or employees.

The compensation committee approves the size of long-term equity incentive grants according to each executive officer’s position. Prior to approval, the compensation committee generally references the market data of our peer group companies as provided by Compensia when evaluating management’s equity grant recommendations. The amounts of the equity awards are intended to provide competitively-sized awards that drive performance and help ensure retention as compared to our compensation peer group, resulting in compensation opportunities that are competitive with those offered by the companies in our compensation peer group for similar roles and positions for each of our executive officers. When evaluating the size of equity grants, the compensation committee also takes into consideration the following:

•each named executive officer’s recent performance history, including his or her potential for future responsibility;
•the criticality of his or her work to the long-term success of the Company;
•the equity award recommendations of our Chief Executive Officer (except with respect to his own award);
•the amount of equity held by the named executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives); and
•the potential dilutive effects of any equity grants, and the factors described in “Role of the Compensation Committee” above.

The compensation committee has the discretion to give relative weight to each of these considerations as it sets the size of the long-term equity incentive grant amounts to appropriately create an opportunity for reward based on future performance and increasing shareholder value.

For the fiscal year ended January 31, 2023, our compensation committee determined that, with the exception of grants made to named executive officers hired or promoted into executive officer positions during the fiscal year, the long-term equity incentive awards to be granted to our named executive officers should be in the form of FY23 PSUs, stock options, and RSUs. For our Chief Executive Officer, these awards were divided to deliver approximately 43% of the intended aggregate fair value in FY23 PSUs, 14% in stock options, and 43% in RSUs, with the actual mix determined based on the share price on the date of grant. For our other named executive officers, these awards were divided to deliver approximately 22% of the intended aggregate fair value in FY23 PSUs, 13% in stock options, and 65% in RSUs, with the actual mix determined based on the share price on the date of grant. The long-term equity incentive awards granted to our named executive officers in the fiscal year ended January 31, 2023 are set forth in the table below. For additional information, please review the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2023” tables found later in this “Compensation Discussion and Analysis” section.

Named Executive Officer	Stock Options (#)(1)	Restricted Stock Units (#)(1)	Performance Stock Units (#)(1)(2)
Mark P. Mader	84,155	133,024	133,024
Pete Godbole	33,044	83,676	27,892
Michael Arntz	30,021	64,366	21,455
Stephen Branstetter	17,999	51,493	17,164
Praerit Garg	30,021	77,239	25,746
(1)    The stock options, RSUs, and FY23 PSUs set forth in this table were granted on December 6, 2022.
(2)    The FY23 PSU amounts represent award payouts based on achievement at 100% of target. The number of FY23 PSUs actually awarded may be less than or greater than the total number disclosed in this table pending final determination regarding the achievement of the performance metrics associated with the FY23 PSUs.

Performance Stock Units

We believe that PSUs align the long-term interests of our executive officers with those of our shareholders and establish a direct link between stock price performance and the compensation of our executive officers. In the fiscal year ended January 31, 2023, we granted our named executive officers long-term equity incentives in the form of the FY23 PSUs, which are eligible to be earned based on our TSR relative to the TSR of the companies in the S&P Software & Services Select Industry Index (the “PSU Index”). We believe that the PSU Index is an appropriate comparison because it represents a broad group of companies with whom we compete for investment dollars and is broad enough to account for potential consolidation in our industry.

The FY23 PSUs provide a strong long-term incentive for our named executive officers to remain employed with us as they require continued employment through a one year performance measurement period, a two year performance measurement period, and a three year total vesting period. We believe this approach is consistent with our compensation philosophy, objectives, and structure, and further aligns our named executive officers’ efforts and contributions with our corporate goals and objectives. The FY23 PSUs granted to our named executive officers in the fiscal year ended January 31, 2023 were granted under the 2018 Plan and have the following key features:

•Performance & Vesting Periods. The FY23 PSU include both a one year performance period (December 6, 2022 to December 5, 2023) and a two year performance period (December 6, 2022 to December 5, 2024) during which certain TSR goals must be achieved for the FY23 PSUs to be earned, as further described below. Earned FY23 PSUs at the conclusion of the one year performance period will vest immediately; 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest immediately; and the remaining 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest quarterly over the following 12 months.

•Award Sizes. The number of FY23 PSUs that may be earned will range from 0% to 200% of the target number of shares, pursuant to the metric curve information set forth below. The number of FY23 PSUs that may be earned for performance during the one year performance period will range from 0% to 50% of the available target number of shares. The number of FY23 PSUs that may be earned for performance during the two year performance period will range from 0% to a maximum of 200% of the target number of shares, less any shares that were previously earned during the first performance period. If the absolute TSR is negative during the two year performance period (e.g., the Company’s TSR is -5% and the PSU Index’s TSR is -10%, resulting in a 5% relative TSR (“rTSR”)), then the overall shares earned as a percentage of target will be a maximum of 100%.

•Metric Curve & Share Amount Calculations. Share issuance of 100% of the target number of FY23 PSUs occurs if the Company’s TSR equals the PSU Index’s TSR (e.g., if Company TSR is 10% and PSU Index TSR is 10%). The number of shares earned can range from a maximum of 200% of target to as low as 0% of target PSU shares. Share issuance of 200% of the target number of FY23 PSUs occurs if the Company’s TSR is 50 percentage points or greater than the PSU Index’s TSR (e.g., if Company TSR is 50% and Index TSR is 0%). If the Company’s TSR is less than 25 percentage points below the PSU Index’s TSR (e.g., if Company TSR is 0% and PSU Index TSR is 25%), then 5.7% of the target number of shares will be earned. If the Company’s TSR is below that level, no shares will be earned.

FY23 PSU Shares Earned as a % of Target
Shares Earned as a % of Target
200%
175%
150%
125%
100%
75%
50%
25%
0%
Maximum
Target
Milestone
Threshold
-50%
-38%
-25%
-13%
0%
13%
25%
38%
50%
rTSR

	Threshold	Milestone(2)	Target	Maximum
Company TSR v. PSU Index TSR Metric (% Points)	-25%	-13%	0%	+50%
Shares Earned as Percent of Target(1)	5.7%	74%	100%	200%
(1)    Linear interpolation between defined points
(2)    Represents the intersection point where the slope of the metric curve changes from 5.7% to 2.0%

This is the first year we have included PSUs in our long-term equity incentive program, and we plan to retain PSUs as an integral component of our executive compensation program in future years, in furtherance of our pay for performance compensation philosophy. In upcoming years, our compensation committee may review and adjust the total mix of equity compensation to increase the percentage of PSUs as a portion of overall equity awards to ensure that a substantial amount of our executive compensation remains subject to performance criteria.

Stock Options

Stock options provide an effective reward based on the growth in the market price of our Class A common stock, as their value depends on the appreciation of our share price over time from the value on the grant date. We also believe that stock options provide a strong incentive for our named executive officers to remain employed with us as they require continued employment through each vesting date of a three-year vesting period. In the fiscal year ended January 31, 2023, under our 2018 Plan, we granted our named executive officers long-term equity incentives in the form of stock options to purchase shares of our Class A common stock. These stock options have a 10-year term and vest as to 33.3% on the first anniversary of the vesting commencement date and in equal installments quarterly thereafter until they are fully vested on the third anniversary of the vesting commencement date, subject to the named executive officer’s continued employment with us through each applicable vesting date.

We believe that stock options incentivize performance because their value is realized only with the achievement of share price growth. However, as mentioned above in the section titled “Say-on-Pay Advisory Shareholder Vote on Executive Compensation & Shareholder Engagement,” during our shareholder outreach initiatives, certain shareholders expressed concern regarding our historical reliance on stock option grants as a component of executive compensation. Following a discussion of these shareholder concerns, our compensation committee made the decision to reduce the amount of stock options as a percentage of the long-term equity incentives awarded to our executive officers. Stock options represented less than 15% of the total overall value of the equity awards delivered to our executive officers in the fiscal year ended January 31, 2023, compared to approximately 35% in our previous fiscal year.

Restricted Stock Units

We believe that RSU grants further align the long-term incentive opportunities of our named executive officers with those of our shareholders, act as an important retention mechanism, are less dilutive than stock options to our shareholders, and also incentivize share price growth. In the fiscal year ended January 31, 2023, under our 2018 Plan, we granted our named executive officers long-term equity incentives in the form of RSUs that vest as to 33.3% on the first anniversary of the vesting commencement date and in equal installments quarterly thereafter until they are fully vested on the third anniversary of the vesting commencement date, subject to the named executive officer’s continued employment with us through each applicable vesting date.

Other Benefits

Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan; employee stock purchase plan; and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are not a significant component of our executive compensation program, and we do not typically provide perquisites or personal benefits to our named executive officers. In the future we may provide perquisites or other personal benefits in specific circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective, or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our named executive officers will be subject to review and approval by our compensation committee.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) containing a deferral feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees, including our named executive officers, who have attained at least 18 years of age are generally eligible to participate in the plan on the first day of the calendar month following the employee’s date of hire, subject to certain eligibility requirements. Participants may make pre-tax or post-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her deferrals is 100% vested when contributed. Beginning in May 2020, upon the approval of the compensation committee, we enabled an employer matching contribution of 50% of the first 6% of eligible compensation that participating employees contribute to the plan.

Potential Payments upon Termination or Change in Control

We have entered into change in control severance agreements (“Change in Control Agreements”) with each of our named executive officers in order to recruit and retain talented executives and to promote ongoing retention and align our named executive officers’ incentives with those of our shareholders in the event of a change in control. These Change in Control Agreements are intended to allow our named executive officers to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security, and to allow for a smooth transition in the event of a change in control. In addition, PSU awards made to our named executive officers are granted pursuant to performance stock unit award agreements (“PSU Agreements”), which include provisions regarding the treatment of PSUs in the event of a change in control.

Change in Control Agreements

These agreements provide for each of our named executive officers to receive the benefits described below upon either a termination by us of the named executive officer’s employment without “cause” or a resignation by the named executive officer from his or her employment for “good reason” (each, as defined in the Change in Control Agreement) during the period commencing three months before a “change in control” (as defined in the Change in Control Agreement) and ending 12 months after a change in control of the Company. We refer to either of these terminations as a “qualifying termination.” These benefits are contingent upon the consummation of the change in control of the Company. These benefits are also contingent upon the named executive officer executing a customary release of claims.

Under the Change in Control Agreements, in the event of a qualifying termination that occurs during the period from three months before a change in control to 12 months after a change in control, each of our named executive officers are entitled to: (1) a lump-sum payment equal to six months of base salary or, in the case of Mr. Mader, 12 months of base salary; (2) a lump-sum payment equal to the named executive officer’s annual incentive bonus for the then-current fiscal year, based on 100% of target performance and prorated for the portion of the applicable bonus year actually worked by such executive prior to such termination; and (3) acceleration of 100% of the time-based vesting of each then-outstanding and unvested equity award, provided that awards subject to the satisfaction of performance criteria, if any, will accelerate if, and only to the extent, set forth in the applicable award agreement.

If a change in control occurs and our successor or acquirer refuses to assume, convert, replace, or substitute the then-outstanding and unvested equity awards held by these named executive officers, then those awards will accelerate in full, except that awards subject to the satisfaction of performance criteria, if any, will accelerate if, and only to the extent, set forth in the applicable award agreement.

The Change in Control Agreements with each of the named executive officers will be in effect for three years from execution, unless renewed, or earlier terminated, subject to certain limitations. For Change in Control Agreements with named executive officers expiring in 2023, our board of directors approved a three year renewal under the same terms and conditions. The benefits under the Change in Control Agreements will supersede all other agreements and understandings between us and each of the named executive officers with respect to severance and vesting acceleration, if any.

PSU Agreements

For the FY23 PSUs, the PSU Agreements provide that, in the event of a “change in control” (as defined in the Change in Control Agreement) that occurs during an ongoing performance period, the compensation committee will determine the performance metric achievement level based on the actual level of performance measured through the date of the change in control of the Company using the price per share paid in the change in control. The PSUs earned during such period will be reduced by the number of PSUs previously earned during a prior performance period, as applicable.

The “pro-rata portion” of the PSUs earned upon a change in control (as determined using the price per share paid in the change in control pursuant to the PSU Agreements) will vest on the closing date of the change in control and the remaining PSUs earned upon a change in control will vest in equal quarterly installments through the end of the two-year performance period. In addition, unvested change in control earned PSUs are eligible for the 100% acceleration of time-based vesting provided under the Change in Control Agreement, provided, however, that any acceleration is subject to the named executive officer’s satisfaction of all terms and conditions in the Change in Control Agreement, including, but not limited to delivery of a release of claims.

If a change in control occurs and our successor or acquiring corporation refuses to assume, convert, replace or substitute PSU in connection with a transaction, then 100% of any unvested PSUs earned upon a change in control, or previously earned, will accelerate and become vested effective immediately prior to the change in control.

Offer Letters

We have also entered into at-will offer letters with each our named executive officers, none of which include a specific term.

Other Compensation Policies and Practices

Policy Prohibiting Hedging and Pledging of Company Securities

Our insider trading policy, adopted in April 2018, prohibits all of our employees, including our executive officers and the members of our board of directors, from engaging in derivative securities transactions, including hedging. The policy further prohibits them from pledging our securities as collateral for a loan or holding company securities in a margin account, except in certain pre-approved circumstances as set forth in our policy.

Executive Compensation Recovery Policy

To address the Company’s overall compensation risk and maintain an appropriate and balanced approach to the Company’s growth and financial performance, the Company has adopted an executive compensation recovery policy. To comply with the NYSE listing standards, the board of directors will adopt an updated executive compensation recovery policy that requires prompt recovery of any erroneously awarded compensation to an executive officer in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. This includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In each such instance, subject to limited exceptions under the updated policy, the Company will seek to recover from the individual executive officer the amount by which the individual executive officer’s incentive payments for the relevant period exceeded the payment that would have been made based on the restated financial results.

The compensation committee may seek recovery of funds in the manner it chooses, including by seeking reimbursement from the executive officer of all or part of the payment, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock.

Director and Officer Stock Ownership Guidelines

In an effort to further align management and shareholder interests, the board of directors has adopted stock ownership guidelines pursuant to which directors and executive officers are required to own shares of the Company’s common stock that have a fair market value equal to the following multiple of the individual’s base salary (or, in the case of a non-employee director, a multiple of the cash annual retainer paid to the non-employee director by the Company):

•Chief Executive Officer - The lesser of three times the annual base salary or value equivalent number of shares at the time the guidelines are applied;
•Other Executive Officers - The lesser of one time the annual base salary or value equivalent number of shares at the time the guidelines are applied; and
•Non-Employee Directors - The lesser of three times the annual retainer or value equivalent number of shares at the time the guidelines are applied.

D&O Stock Ownership Guidelines

CEO Stock Ownership
3x
Other Executive Officer Stock Ownership
1x
Base Salary
Non-Employee Director Stock Ownership
3x
Cash Retainer

Shares counted to determine ownership include:

•shares owned directly (including through open market purchases or acquired and held upon vesting of Company equity awards);
•shares owned jointly with or separately by the individual’s spouse;
•shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and
•shares acquired under the Company’s employee stock purchase plan.

Vested but unexercised options and unearned PSUs will not be used in determining share ownership for purposes of these stock ownership guidelines.

Compliance will be measured at the end of each fiscal year. The applicable guideline level of Company stock ownership is expected to be satisfied within five years after the end of the fiscal year in which an individual first becomes subject to the stock ownership guidelines and maintained thereafter for as long as the individual remains an executive officer subject to the guidelines or a non-employee director of the Company. If a required threshold is not met, the individual will be required to retain at least 50% of the net shares delivered pursuant to awards under the 2018 Plan and/or other applicable plan until the guidelines are satisfied.

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

The compensation committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing, and implementing executive compensation policies and practices. Section 162(m) generally places a limit of one million dollars per taxable year on the amount of compensation a public company can deduct in any single year for amounts paid to certain executive officers. As a result, we expect that compensation awarded to our named executive officers will not be deductible to the extent it is in excess of the $1 million threshold. In determining the form and amount of compensation for our named executive officers, the compensation committee will continue to consider all elements of the cost of such compensation, including Section 162(m).

In addition to consideration of the deductibility of compensation and awards in determining executive compensation, the compensation committee also considers a number of other factors in making its decisions and retains flexibility to award compensation that is not deductible by the Company for tax purposes if it determines that such compensation or awards are consistent with the goals of our executive compensation program.

Accounting for Share-Based Compensation

In addition to analyzing the tax considerations, the compensation committee also reviews the accounting considerations of its compensation decisions in determining the size and form of different share-based awards. This includes reviewing the impact of expenses being recognized in connection with share-based awards.

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“Topic 718”) for our share-based compensation awards. Topic 718 requires us to measure and recognize compensation expense for all share-based awards (including options to purchase shares of our Class A common stock and other stock awards) granted to employees and directors based on the estimated fair value of the award on the date of grant. For awards that vest solely based on continued service, share-based compensation expense is recognized on a straight-line basis over the requisite service period of the award. For awards that vest subject to performance conditions, share-based compensation expense is recognized over the requisite service period using a graded vesting method. We recognize share-based compensation expense based on estimated forfeitures. This calculation is made for accounting purposes, and the calculations are reported in the executive compensation tables required under federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Policies and Practices as they Relate to Risk Management

The compensation committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based upon such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Matthew McIlwain (Chair)
Alissa Abdullah
Brent Frei
Michael Gregoire
Rowan Trollope

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Other ($)(4)	Total ($)
Mark P. Mader	2023	540,135	11,896,336	1,521,278	393,627	7,771	14,359,147
President and Chief Executive Officer	2022	461,635	10,024,840	5,137,845	—	8,119	15,632,439
	2021	440,000	4,035,829	2,022,088	—	1,015	6,498,932
Pete Godbole	2023	411,077	4,507,626	597,340	209,702	5,677	5,731,422
Chief Financial Officer and Treasurer	2022	382,308	2,329,018	1,096,546	—	4,039	3,811,911
	2021	63,699	2,352,442	2,052,707	—	—	4,468,848
Michael Arntz	2023	382,404	3,467,400	542,693	278,671	8,308	4,679,476
Chief Revenue Officer and Executive Vice President of Worldwide Field Operations	2022	364,904	3,492,814	1,667,319	—	7,927	5,532,964
	2021	360,000	2,132,368	1,019,528	—	831	3,512,727
Stephen Branstetter(5)	2023	334,596	2,773,910	325,370	149,442	3,621	3,586,939
Chief Operating Officer
Praerit Garg	2023	382,404	4,160,847	542,693	195,070	9,237	5,290,251
Chief Product Officer and Executive Vice President of Engineering	2022	357,212	3,364,996	1,667,319	—	8,758	5,398,285
	2021	350,000	1,425,158	679,686	—	3,085	2,457,929
(1)    Regarding RSUs, the amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to our named executive officers, as applicable: (a) in the fiscal year ended January 31, 2023; (b) in the fiscal year ended January 31, 2022; (c) in the fiscal year ended January 31, 2021; and (d) as Bonus RSUs earned based on performance (i) for the fiscal year ended January 31, 2022, which were granted on March 20, 2022, and (ii) for the fiscal year ended January 31, 2021, which were granted on March 19, 2021. Regarding the FY23 PSUs, which were granted with a market condition, the amounts reported in this column represent the aggregate grant date fair value of the FY23 PSUs granted to our named executive officers, as applicable, in the fiscal year ended January 31, 2023; the FY23 PSUs reported in this table were valued using a lattice model simulation analysis, specifically a Monte Carlo simulation. We did not grant PSUs in the fiscal years ended January 31, 2022 or January 31, 2021. The FY23 PSU amounts represent award payouts based on achievement at 100% of target. The number of FY23 PSUs actually awarded may be less than or greater than the total number disclosed in this table pending final determination regarding the achievement of the performance metrics associated with the FY23 PSUs. The values of the FY23 PSU awards assuming the highest level of performance conditions, along with the related fair value amount based on achievement at the target level included in this column, were as follows: Mr. Mader (target - $7,095,500, maximum - $17,052,347); Mr. Godbole (target - $1,487,759, maximum - $3,575,475); Mr. Arntz (target - $1,144.410, maximum - $2,750,316); Mr. Branstetter (target - $915,528, maximum - $2,200,253); and Mr. Garg (target - $1,373,292, maximum - $3,300,380). The grant date fair value for each award is calculated in accordance with Topic 718. The assumptions used in calculating the aggregate grant date fair value are set forth in the notes to our consolidated financial statements included in the 2023 Annual Report. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value recognized by our named executive officers.
(2)    The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our named executive officers in the fiscal years ended January 31, 2023, January 31, 2022, and January 31, 2021, calculated in accordance with Topic 718. The assumptions used in calculating the aggregate grant date fair value are set forth in the notes to our consolidated financial statements included in the 2023 Annual Report. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value recognized by our named executive officers.
(3)    For more information on our non-equity incentive plan compensation please see the section titled “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation Program.” The Company did not provide non-equity incentive plan compensation to named executive officers in the fiscal years ended January 31, 2022, or January 31, 2021. For the fiscal years ended January 31, 2022 and January 31, 2021, the Company granted the named executive officers Bonus RSUs in lieu of non-equity incentive plan compensation, and these awards are included in the “Stock Awards” column of this table.
(4)    The amounts reported in this column represent the 401(k) plan matching contributions made by the Company for each applicable named executive officer.
(5)    Mr. Branstetter was not a named executive officer in the fiscal years ended January 31, 2022 or January 31, 2021.

Grants of Plan-Based Awards for Fiscal 2023

The following table provides information concerning each grant of an award made in the fiscal year ended January 31, 2023 for each of our named executive officers under any plan. This information supplements the information about these awards as disclosed in the “Summary Compensation Table.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Mader	Cash	N/A	226,006	538,110	877,119	—	—	—	—	—	—	—
	Options(4)	12/6/2022	—	—	—	—	—	—	—	84,155	36.09	1,521,278
	RSUs(5)	12/6/2022	—	—	—	—	—	—	133,024	—	—	4,800,836
	PSUs(6)	12/6/2022	—	—	—	7,582	133,024	266,048	—	—	—	7,095,500
Pete Godbole	Cash	N/A	120,403	286,674	467,279	—	—	—	—	—	—	—
	Options(4)	12/6/2022	—	—	—	—	—	—	—	33,044	36.09	597,340
	RSUs(5)	12/6/2022	—	—	—	—	—	—	83,676	—	—	3,019,867
	PSUs(6)	12/6/2022	—	—	—	1,590	27,892	55,784	—	—	—	1,487,759
Michael Arntz	Cash	N/A	160,003	380,959	620,963	—	—	—	—	—	—	—
	Options(4)	12/6/2022	—	—	—	—	—	—	—	30,021	36.09	542,693
	RSUs(5)	12/6/2022	—	—	—	—	—	—	64,366	—	—	2,322,969
	PSUs(6)	12/6/2022	—	—	—	1,223	21,455	42,910	—	—	—	1,144,431
Stephen Branstetter	Cash	N/A	85,808	204,306	333,018	—	—	—	—	—	—	—
	Options(4)	12/6/2022	—	—	—	—	—	—	—	17,999	36.09	325,370
	RSUs(5)	12/6/2022	—	—	—	—	—	—	51,493	—	—	1,858,382
	PSUs(6)	12/6/2022	—	—	—	978	17,164	34,328	—	—	—	915,528
Praerit Garg	Cash	N/A	112,002	266,671	434,674	—	—	—	—	—	—	—
	Options(4)	12/6/2022	—	—	—	—	—	—	—	30,021	36.09	542,693
	RSUs(5)	12/6/2022	—	—	—	—	—	—	77,239	—	—	2,787,556
	PSUs(6)	12/6/2022	—	—	—	1,468	25,746	51,492	—	—	—	1,373,292
(1)    These amounts reflect the threshold, target, and maximum annual incentive bonus amounts for performance for the fiscal year ended January 31, 2023, as described in the “Compensation Discussion and Analysis — Annual Incentive Plan Compensation” section. Target annual incentive bonuses were set as a percentage of each named executive officer’s base salary earned for the fiscal year ended January 31, 2023, and the threshold, target, and maximum amounts were calculated on a prorated basis factoring in the changes to base salary and bonus targets made during the fiscal year for each named executive officer. In addition, for the fiscal year ended January 31, 2023, the target annual incentive bonus amounts reported above were the amounts approved by the compensation committee, but the actual target annual incentive bonus amounts were decreased by 5% as a result of the DEI Bonus Factor.
(2)    Stock options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was $36.09 per share for the December 6, 2022 annual grants.

(3)     The amounts reported in this column represent the grant date fair value of each award as computed in accordance with Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and stock options in this column are set forth in Note 11 to the audited consolidated financial statements included in the 2023 Annual Report. FY23 PSU amounts represent award payouts based on achievement at 100% of target. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards.
(4)    The stock options vest as to 33.3% of the total shares on the one-year anniversary of the vesting commencement date, and then 8.33% of the total shares vest quarterly thereafter, with 100% of the total shares vested and exercisable on the three-year anniversary of the vesting commencement date.
(5)    The RSUs vest as to 33.3% of the total shares on the one-year anniversary of the vesting commencement date, and then 8.33% of the total shares vest quarterly thereafter, with 100% of the total shares vested and exercisable on the three-year anniversary of the vesting commencement date.
(6)    The FY23 PSUs include both a one-year performance period (December 6, 2022 to December 5, 2023) and a two-year performance period (December 6, 2022 to December 5, 2024) during which certain TSR goals must be achieved for the FY23 PSUs to be earned, as further described in the “Compensation Discussion and Analysis — Long Term Equity Incentives” section. Earned FY23 PSUs at the conclusion of the one year performance period will vest immediately; 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest immediately; and the remaining 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest quarterly over the following 12 months. FY23 PSU amounts represent award payouts based on achievement at 100% of target. The number of FY23 PSUs actually awarded may be less than or greater than the total number disclosed in this table pending final determination regarding the achievement of the performance metrics associated with the FY23 PSUs.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options, RSU awards, and PSU awards held as of January 31, 2023.

		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options(1)				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name	Grant Date(1)	Vesting Commencement Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark P. Mader	2/21/2014(3)	1/1/2014	51,654	—	0.98	2/20/2024	—	—	—	—
	2/18/2015(3)	1/1/2015	47,916	—	1.38	2/17/2025	—	—	—	—
	3/16/2017(3)	2/1/2017	703,875	—	3.73	3/15/2027	—	—	—	—
	3/5/2018(3)	2/1/2018	250,000	—	9.53	3/4/2028	—	—	—	—
	3/29/2019(4)	2/15/2019	119,317	7,955	40.79	3/28/2029	—	—	—	—
	3/29/2019(5)	2/15/2019	—	—	—	—	3,704	160,050	—	—
	3/20/2020(4)	2/15/2020	78,237	35,564	42.10	3/19/2030	—	—	—	—
	3/20/2020(5)	2/15/2020	—	—	—	—	27,652	1,194,843	—	—
	3/19/2021(4)	2/15/2021	37,670	48,436	62.56	3/18/2031	—	—	—	—
	3/19/2021(5)	2/15/2021	—	—	—	—	39,030	1,686,486	—	—
	12/7/2021(4)	11/15/2021	22,140	66,423	72.03	12/6/2031	—	—	—	—
	12/7/2021(5)	11/15/2021	—	—	—	—	53,832	2,326,081	—	—
	12/6/2022(6)	11/15/2022	—	84,155	36.09	12/5/2032	—	—	—	—
	12/6/2022(7)	11/15/2022	—	—	—	—	133,024	5,747,967	—	—
	12/6/2022(8)	12/6/2022	—	—	—	—	—	—	133,024	5,747,967
Pete Godbole	12/3/2020(4)	12/15/2020	40,056	40,059	60.42	12/2/2030	—	—	—	—
	12/3/2020(5)	12/15/2020	—	—	—	—	19,208	829,978	—	—
	12/7/2021(4)	11/15/2021	8,698	26,094	72.03	12/6/2031	—	—	—	—
	12/7/2021(5)	11/15/2021	—	—	—	—	21,149	913,848	—	—
	12/6/2022(6)	11/15/2022	—	33,044	36.09	12/5/2032	—	—	—	—
	12/6/2022(7)	11/15/2022	—	—	—	—	83,676	3,615,640	—	—
	12/6/2022(8)	12/6/2022	—	—	—	—	—	—	27,892	1,205,213
Michael Arntz	10/27/2016(3)	10/6/2016	222,473	—	2.72	10/26/2026	—	—	—	—
	3/5/2018(3)	2/1/2018	50,000	—	9.53	3/4/2028	—	—	—	—
	3/29/2019(4)	2/15/2019	37,899	2,528	40.79	3/28/2029	—	—	—	—
	3/29/2019(5)	2/15/2019	—	—	—	—	1,177	50,858	—	—
	3/20/2020(4)	2/15/2020	39,446	17,932	42.10	3/19/2030	—	—	—	—

	3/20/2020(5)	2/15/2020	—		—	—	—	13,943	602,477	—	—
	3/19/2021(4)	2/15/2021	10,762		13,840	62.56	3/18/2031	—	—	—	—
	3/19/2021(5)	2/15/2021	—		—	—	—	11,151	481,835	—	—
	12/7/2021(4)	11/15/2021	7,907		23,722	72.03	12/6/2031	—	—	—	—
	12/7/2021(5)	11/15/2021	—		—	—	—	19,226	830,755	—	—
	12/6/2022(6)	11/15/2022	—		30,021	36.09	12/5/2032	—		—	—
	12/6/2022(7)	11/15/2022	—		—	—	—	64,366	2,781,255	—	—
	12/6/2022(8)	12/6/2022	—		—	—	—	—	—	21,455	927,071
Stephen Branstetter	2/18/2015(3)	1/1/2015	3,200		—	1.38	2/17/2025	—	—	—	—
	3/30/2016(3)	2/1/2016	10,500		—	2.46	3/29/2026	—	—	—	—
	3/16/2017(3)	2/1/2017	21,000		—	3.73	3/15/2027	—	—	—	—
	3/5/2018(3)	2/1/2018	15,500		—	9.53	3/4/2028	—	—	—	—
	3/29/2019(4)	2/15/2019	14,036		937	40.79	3/28/2029	—	—	—	—
	3/29/2019(5)	2/15/2019	—		—	—	—	437	18,883	—	—
	3/20/2020(4)	2/15/2020	19,723		8,966	42.10	3/19/2030	—	—	—	—
	3/20/2020(5)	2/15/2020	—		—	—	—	6,972	301,260	—	—
	3/19/2021(4)	2/15/2021	5,381		6,920	62.56	3/18/2031	—	—	—	—
	3/19/2021(5)	2/15/2021	—		—	—	—	5,576	240,939	—	—
	12/7/2021(4)	11/15/2021	4,744	14233	14,233	72.03	12/6/2031			—	—
	12/7/2021(5)	11/15/2021						11,535	498,427	—	—
	12/6/2022(6)	11/15/2022	—		17,999	36.09	12/5/2032	—		—	—
	12/6/2022(7)	11/15/2022	—		—	—	—	51,493	2,225,013	—	—
	12/6/2022(8)	12/6/2022	—		—	—	—	—	—	17,164	741,656
Praerit Garg	2/4/2019(4)	2/15/2019	148,178		9,880	31.60	2/3/2029	—	—	—	—
	2/4/2019(5)	2/15/2019	—		—	—	—	5,406	233,593	—	—
	3/20/2020(4)	2/15/2020	26,298		11,954	42.10	3/19/2030	—	—	—	—
	3/20/2020(5)	2/15/2020	—		—	—	—	9,296	401,680	—	—
	3/19/2021(4)	2/15/2021	10,762		13,840	62.56	3/18/2031	—	—	—	—
	3/19/2021(5)	2/15/2021	—		—	—	—	11,151	481,835	—	—
	12/7/2021(4)	11/15/2021	7,907		23,722	72.03	12/6/2031	—	—	—	—
	12/7/2021(5)	11/15/2021	—		—	—	—	19,226	830,755	—	—
	12/6/2022(6)	11/15/2022	—		30,021	36.09	12/5/2032	—	—	—	—
	12/6/2022(7)	11/15/2022	—		—	—	—	77,239	3,337,497	—	—
	12/6/2022(8)	12/6/2022	—		—	—	—	—	—	25,746	1,112,485
(1)    Outstanding equity awards with a grant date prior to June 17, 2015, the date our 2015 Equity Incentive Plan (the “2015 Plan”) became effective, were granted under our 2005 Equity Incentive Plan; outstanding awards with a grant date on or after June 17, 2015, and before March 25, 2018, the date our 2018 Plan became effective, were granted under our 2015 Plan; and outstanding equity awards with a grant date on or after March 25, 2018 were granted under our 2018 Plan.
(2)    The market price for our Class A common stock is based on the last reported sale price of our Class A common stock on January 31, 2023, $43.21.
(3)    The stock option is fully vested and exercisable as of January 31, 2023.
(4)    The stock options vest as to 25% of the total shares on the one-year anniversary of the vesting commencement date, and then 6.25% of the total shares vest quarterly thereafter, with 100% of the total shares vested and exercisable on the four-year anniversary of the vesting commencement date, subject to the named executive officer’s provision of service to us on each vesting date. The stock option is subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”
(5)    The RSUs vest as to 25% of the total shares on the one-year anniversary of the vesting commencement date, and then 6.25% of the total shares vest quarterly thereafter, with 100% of the total shares vested on the four-year anniversary of the vesting commencement date, subject to the named executive officer’s provision of service to us on each vesting date. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”
(6)    The stock options vest as to 33.3% of the total shares on the one-year anniversary of the vesting commencement date, and then 8.33% of the total shares vest quarterly thereafter, with 100% of the total shares vested and exercisable on the three-year anniversary of the vesting commencement date, subject to the named executive officer’s provision of service to us on each vesting date. The stock option is subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(7)    The RSUs vest as to 33.3% of the total shares on the one-year anniversary of the vesting commencement date, and then 8.33% of the total shares vest quarterly thereafter, with 100% of the total shares vested on the three-year anniversary of the vesting commencement date, subject to the named executive officer’s provision of service to us on each vesting date. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”
(8)    The FY23 PSUs include both a one-year performance period (December 6, 2022 to December 5, 2023) and a two-year performance period (December 6, 2022 to December 5, 2024) during which certain TSR goals must be achieved for the FY23 PSUs to be earned, as further described in the “Compensation Discussion and Analysis — Long Term Equity Incentives” section. Earned FY23 PSUs at the conclusion of the one year performance period will vest immediately; 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest immediately; and the remaining 50% of the earned FY23 PSUs at the conclusion of the two year performance period will vest quarterly over the following 12 months. FY23 PSU amounts represent award payouts based on achievement at 100% of target. The number of FY23 PSUs actually awarded may be less than or greater than the total number disclosed in this table pending final determination regarding the achievement of the performance metrics associated with the FY23 PSUs. The FY23 PSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

Stock Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the number of shares of our Class A common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the fiscal year ended January 31, 2023, and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Stock Option Awards		Stock RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark P. Mader	9,750	217,913	95,263	4,180,779
Pete Godbole	—	—	22,465	833,971
Michael Arntz	19,200	1,075,435	38,865	1,677,225
Stephen Branstetter	—	—	23,450	1,025,555
Praerit Garg	—	—	49,566	2,149,672
(1)     The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class A common stock on the date of exercise and the aggregate exercise price of the stock option multiplied by the number of options exercised.
(2)     The aggregate value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the NYSE on the vest date.

Offer Letters

Each of our named executive officers has entered into an offer letter that provides for at-will employment and generally includes the named executive officer’s initial base salary, an indication of eligibility for an annual incentive bonus opportunity, and long-term equity incentive awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment in connection with a change in control of the Company are described below in “Potential Payments upon Termination or Change in Control.”

Fiscal Year 2023 Potential Payments upon Termination or Change in Control Table

The following table provides information regarding the estimated payments and benefits that would be provided in a “qualifying termination,” which includes either a termination by us of the named executive officer’s employment without “cause” or a resignation by the named executive officer from his or her employment for “good reason” (each, as defined in the Change in Control Agreement) during the period commencing three months before a “change in control” (as defined in the Change in Control Agreement) and ending 12 months after a change in control of the Company. These benefits are contingent upon the consummation of the change in control of the Company. The circumstances and details for qualifying terminations are described in greater detail in the “Potential Payments upon a Termination or Change in Control” section above. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on January 31, 2023, and the price per share of our Class A common stock is the closing price on the NYSE as of January 31, 2023 ($43.21), which was the final trading day of the fiscal year. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The named executive officers are not entitled to any severance upon a termination of employment without cause or for good reason that occurs outside of the change in control period commencing three months prior to and ending 12 months following a change in control.

	Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Value of Accelerated Vesting ($)(2)	Total ($)
Mark P. Mader	1,160,000	12,508,385	13,668,385
Pete Godbole	528,000	5,748,861	6,276,861
Michael Arntz	600,000	5,105,505	5,705,505
Stephen Branstetter	414,000	3,519,737	3,933,737
Praerit Garg	480,000	5,769,350	6,249,350
(1)    The Company shall pay Mr. Mader a lump sum payment of 12 months of his base salary and all other named executive officers a lump sum payment of six months of their base salary, in each case, at the rate in effect immediately prior to the qualifying termination or change in control, whichever is greater. Further, the Company will pay the executive’s annual incentive bonus for the then-current fiscal year based on 100% of target performance of any applicable performance objectives, prorated for the actual days worked in the fiscal year.
(2)    The value of stock option, RSU, and the FY23 PSU award vesting acceleration is based on the closing price of $43.21 per share of our Class A common stock on the NYSE as of January 31, 2023, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Stock options with an exercise price greater than $43.21 are not included in this value calculation. The value of accelerated FY23 PSUs is calculated as described above under “Potential Payments upon a Termination or Change in Control,” using the closing price of our Class A common stock on January 31, 2023, the last trading day of our fiscal year, to determine relative TSR against the S&P Software & Services Select Industry Index.

As noted earlier in “Potential Payments upon a Termination or Change in Control,” if a change in control occurs and our successor or acquirer refuses to assume, convert, replace, or substitute the then-outstanding and unvested equity awards held by these named executive officers, then those awards will accelerate in full, except that awards subject to the satisfaction of performance criteria, if any, will accelerate if, and only to the extent, set forth in the applicable award agreement.

Rule 10b5-1 Sales Plans

Our insider trading policy requires that our executive officers and directors trade in Company securities only during open trading windows, which occur for roughly four one-month periods per year and are subject to periodic blackouts, unless trading pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 plans”). Rule 10b5-1 was recently amended, and our insider trading policy and Rule 10b5-1 procedures have been revised accordingly; we will timely provide any additional disclosures related to Rule 10b5-1 plans required by the amended rule. Rule 10b5-1 plans require that the participant contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. Certain of our directors and executive officers have adopted Rule 10b5-1 plans. The directors or executive officers who have adopted Rule 10b5-1 plans may amend or terminate their plan in limited and specified circumstances.

CEO Pay Ratio Disclosure

In accordance with SEC rules, we are providing the required information regarding the ratio between the total annual compensation of our Chief Executive Officer and the total annual compensation of our median compensated employee for the fiscal year ended January 31, 2023 (our “CEO Pay Ratio”).

For the fiscal year ended January 31, 2023, the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $188,419 and the annual total compensation of our Chief Executive Officer was $14,359,147. Based on this information, for the fiscal year ended January 31, 2023, the ratio of the annual total compensation of our Chief Executive Officer to the median employee was 76:1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

For the period from February 1, 2022 to January 31, 2023, there was not a significant change in our employee population, and we do not believe that there have been developments that would result in a significant change to our CEO Pay Ratio disclosure. Therefore, as permitted by Regulation S-K Item 402(u), we are continuing to use the median employee identified based on compensation as of January 31, 2021.

To determine the median employee, we used a compensation measure consisting of annualized base salary (for both hourly and non-hourly employees), annualized bonus or commission, and the grant date fair value of equity awards for the 12-month period from February 1, 2020 through January 31, 2021. We annualized actual compensation paid (excluding equity) for any full-time and part-time employees who commenced work during the fiscal year ended January 31, 2021 to reflect a full year. Amounts calculated or payments made in currency other than U.S. dollars were converted to U.S. dollars using the exchange rate on January 31, 2021. We did not make any cost-of-living adjustment. In accordance with the SEC rules, contractors or other non-employee workers were not included in our employee population for purposes of calculating the CEO Pay Ratio.

Applying this methodology, in 2021 we identified the individual at the median of our employee population who was the best representative of our employee population as of January 31, 2021, and we continue to use this median employee for purposes of calculating the CEO Pay Ratio for the fiscal year ended January 31, 2023. The individual is a full-time, salaried employee based in the United States. We calculated annual total compensation for this employee for the fiscal year ended January 31, 2023 using the same methodology used for our named executive officers as set forth in our “Summary Compensation Table” included in the “Compensation Discussion and Analysis.” To calculate the total annual compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the “Summary Compensation Table.”

The pay ratio reported by other companies, including our peer companies, may not be comparable to our pay ratio for a number of reasons, including the following: (1) SEC rules allow for a variety of methodologies to be used for identifying the median of the annual total compensation of all employees; (2) certain exclusions are permitted, and certain calculations allow for reporting companies to make reasonable estimates and assumptions regarding their employee population and compensation practices; and (3) other companies have different employee populations and compensation practices.

Limitations on Liability and Indemnification Matters

Our Articles contain a provision eliminating the personal liability of our directors for monetary damages to the fullest extent permitted by Washington law. Under the Washington Business Corporations Act (“WBCA”), this provision eliminates the liability of a director for breach of fiduciary duty, but does not eliminate the personal liability of any director for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA, or (3) any transaction from which the director personally received a benefit in money, property, or services to which the director is not legally entitled. Sections 23B.08.510 and 23B.08.570 of the WBCA authorize Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director or officer and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided, however, that no such indemnity shall be made for or on account of any (a) acts or omissions of a director or officer that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (c) any transaction from which a director or officer personally received a benefit in money, property, or services to which such director or officer is not legally entitled. Our Articles require indemnification of our officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law. We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our Articles and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving an executive officer or employee of the Company for which indemnification is being sought. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. The indemnification provisions in our Articles and Bylaws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PAY VERSUS PERFORMANCE

The following table shows the total compensation for our named executive officers for the past three fiscal years as set forth in the Summary Compensation Table; the compensation actually paid (“CAP”) to our Chief Executive Officer (referred to as the Principal Executive Officer (“PEO”) in this section) and, on an average basis, the CAP to our other named executive officers (referred to as “other NEOs” in this section), in each case, as determined under SEC rules; our TSR; the TSR of the Standard & Poor’s 500 Information Technology Index over the same period (“PvP Index TSR”); our net loss; and our “company-selected measure,” which is Non-GAAP Operating Margin. This table and the accompanying disclosure are prescribed by SEC rules. Those rules require amounts included in the CAP columns of the table to be calculated according to a particular formula intended to demonstrate the relationship between executive compensation actually paid to a company’s named executive officers and the company’s performance. The formula reflects a number of fair value adjustments to equity awards intended to show the change in value of those awards from one year to another. They do not reflect, however, the precise amounts actually earned by or paid to our named executive officers during the years shown in the table.

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	CAP to PEO ($)(2)	Average Summary Compensation Table Total for other NEOs ($)(3)	Average CAP to other NEOs ($)(3)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Loss ($)(7)	Non-GAAP Operating Margin (%)(8)
2023	14,359,147	11,121,522	4,822,022	3,645,523	89.13	146.16	(215,639)	(5)%
2022	15,632,439	13,393,674	4,583,088	2,423,627	128.34	173.37	(171,097)	(6)%
2021	6,498,932	15,824,878	2,939,670	5,010,980	143.85	137.14	(114,979)	(11)%
(1)    Mr. Mader served as the PEO for each of the fiscal years ending January 31, 2021, 2022, and 2023.
(2)    The table below titled “PEO CAP Calculations” shows the details of the calculation of the CAP to our PEO. Equity values are calculated in accordance with Topic 718. Valuation assumptions used to calculate fair values at the times indicated in this table below did not materially differ from those disclosed at the time of grant and the term used to calculate the valuations.
(3)    For 2023, the other NEOs were Mr. Godbole, Mr. Arntz, Mr. Branstetter, and Mr. Garg; for 2022, the other NEOs were Mr. Godbole, Mr. Arntz, Mr. Garg, Ms. Marshall, and Gene Farrell, the Company’s former Chief Strategy and Product Officer; and for 2021, the other NEOs were Mr. Godbole, Mr. Arntz, Mr. Garg, Mr. Farrell, and Jennifer E. Ceran, the Company’s former Chief Financial Officer and Treasurer.
(4)    The table below titled “Other NEO CAP Calculations” shows the details of the calculation of the CAP to our other NEOs. Equity values are calculated in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values at the times indicated in this table below did not materially differ from those disclosed at the time of grant and the term used to calculate the valuations.
(5)    Represents the TSR of a $100 investment in the Company’s shares as of January 31, 2020, valued again on each of January 31, 2021, 2022, and 2023.
(6)    Represents the PvP Index TSR based on a $100 investment as of January 31, 2020, valued again on each of January 31, 2021, 2022, and 2023.
(7)    Net loss presented in thousands as reported in the Company’s 2023 Annual Report.
(8)    We determined Non-GAAP Operating Margin to be the most important financial performance measure used to link Company performance to CAP to our PEO and other NEOs in fiscal year ended January 31, 2023. A reconciliation of the Company’s Non-GAAP Operating Margin to our GAAP Operating Margin is set forth in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2023 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K filed March 14, 2023.

PEO CAP Calculations	2021	2022	2023
Summary Compensation Table Total	$6,498,932	$15,632,439	$14,359,147
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(6,057,917)	(15,162,685)	(13,417,615)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	10,582,667	13,209,068	16,718,081
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	3,647,391	(1,189,947)	(4,071,282)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	344,223	416,387
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,153,805	560,576	(2,883,196)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
+ Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Compensation Actually Paid	$15,824,878	$13,393,674	$11,121,522

Other NEO CAP Calculations	2021	2022	2023
Summary Compensation Table Total	$2,939,670	$4,583,088	$4,822,022
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(2,643,124)	(4,233,947)	(4,229,470)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,540,552	2,839,978	5,204,552
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,306,833	(386,493)	(1,319,718)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	151,472	233,847
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	177,442	61,133	(1,065,710)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(310,393)	(591,604)	—
+ Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Compensation Actually Paid	$5,010,980	$2,423,627	$3,645,523

Relationship Between Compensation Actually Paid and Performance Measures

We believe the table above shows the alignment between compensation actually paid to the PEO and our other NEOs and the Company’s performance. The charts below show, for the past three years, the relationship of the Company’s TSR relative to the PvP Index TSR as well as the relationship between the PEO and the other NEOs CAP and (i) the Company’s TSR; (ii) the Company’s net loss; and (iii) the Company’s Non-GAAP Operating Margin.

Compensation Actually Paid v. Company & Peer Group TSR
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$0
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
2021
2022
2023
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Company TSR
Peer Group TSR

Compensation Actually Paid v. Net Loss
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$0
$0
-$50,000
-$100,000
-$150,000
-$200,000
-$250,000
2021
2022
2023
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Net Loss

Compensation Actually Paid v. Non-GAAP Operating Margin
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$0
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-10.0%
-12.0%
2021
2022
2023
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Non-GAAP Operating Margin

Performance Measures

As noted above, the compensation committee believes in a holistic evaluation of the named executive officers and the Company’s performance and uses a mix of performance measures in our annual and long-term incentive programs to align executive compensation with Company performance. As required by SEC rules, the performance measures identified as the most important for named executive officer’s compensation decisions for the fiscal year ended January 31, 2023 are set forth in the list below. Calculated billings, free cash flow, and revenue are described in more detail in the section titled “Compensation Discussion and Analysis — Corporate Performance Measures & Targets.” In addition, the Company has selected Non-GAAP Operating Margin as our “company selected measure.” This metric measures the percentage of operating loss per dollar of revenue, which illustrates the Company’s commitment to efficiency and profitability and is consistent with our approach to determining annual incentive plan compensation.

Most Important Performance Measures
Non-GAAP Operating Margin
Calculated Billings
Free Cash Flow
Revenue

EQUITY COMPENSATION PLAN INFORMATION

    The following table presents information as of January 31, 2023 with respect to compensation plans under which shares of our Class A common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:(1)	15,045,472(2)	23.42(3)	14,594,290(4)
Equity compensation plans not approved by security holders:	—	—	—
Total	15,045,472	23.42	14,594,290
(1)     The 2018 Plan provides that the number of shares reserved for issuance under the 2018 Plan will increase automatically on February 1 of each of the first 10 calendar years after the effective date by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our Class A common stock as of the immediately preceding January 31, or such lesser number as may be determined by our board of directors. The 2018 Employee Stock Purchase Plan (the “2018 ESPP”), provides that the number of shares reserved and available for issuance under the 2018 ESPP will automatically increase on February 1 of each of the first 10 calendar years after the first offering date under the 2018 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock as of the immediately preceding January 31 (rounded to the nearest whole share) or such lesser number of shares as may be determined by our board of directors in any particular year. As of January 31, 2023, a total of 14,594,290 shares of our Class A common stock had been reserved for issuance pursuant to the 2018 Plan, which number excludes the 6,592,251 shares that were added to the 2018 Plan as a result of the automatic annual increase on February 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of Class A common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2015 Plan will be added back to the shares of Class A common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2015 Plan and there are no shares of Class A common stock available for issuance under the 2015 Plan. As of January 31, 2023, a total of 4,850,775 shares of our Class A common stock had been reserved for issuance pursuant to the 2018 ESPP, which number excludes the 1,318,450 shares that were added to the 2018 ESPP as a result of the automatic annual increase on February 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.
(2)    This amount includes (a) 3,819,288 shares of Class A common stock issuable upon the exercise of outstanding options, (b) 10,975,157 shares of Class A common stock issuable upon the vesting of RSUs, and (c) 251,027 shares of Class A common stock issuable upon vesting of the FY23 PSUs. FY23 PSU amounts represent award payouts based on achievement at 100% of target. The number of FY23 PSUs actually awarded may be less than or greater than the total number disclosed in this table pending final determination regarding the achievement of the performance metrics associated with the FY23 PSUs.
(3)    As RSUs and PSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)    This amount includes the 2018 Plan and excludes purchase rights accruing under the 2018 ESPP. As of January 31, 2023, there were 14,594,290 shares of Class A common stock available for grant under the 2018 Plan and 4,850,775 shares of Class A common stock available for grant under the 2018 ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation as set forth in the sections titled “Executive Compensation” and “Proposal 1 — Election of Directors — Non-Employee Director Compensation,” below we describe transactions since February 1, 2022, that we have been or will be a party to, in which the amount involved in such transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our Articles, and our Bylaws require us to indemnify our directors to the fullest extent permitted by Washington law. Subject to certain limitations, our Bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Related-Party Transactions

Our written related-party transactions policy and the charters of our audit committee and nominating and corporate governance committee require that any transaction with a related party that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

When determining whether to approve or ratify a related-party transaction, the audit committee or the nominating and corporate governance committee, as applicable, will review relevant facts regarding the related person transaction, including, among other things:

•the extent of the related party’s interest in the transaction;
•whether the terms are comparable to those generally available in arm’s-length transactions; and
•whether the related party transaction is consistent with the best interests of the company.

Other than as described above, since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION
List of Shareholders of Record

In accordance with Washington law, a list of the names of our shareholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at our principal executive offices at 500 108th Ave NE, Suite 200, Bellevue, Washington 98004. If you would like to view the shareholder list, please contact our Investor Relations Department at investorrelations@smartsheet.com. The list of shareholders will be made available for inspection upon request via email to investorrelations@smartsheet.com (subject to satisfactory verification of shareholder status).

Submission of Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, shareholder proposals for the 2024 annual meeting of shareholders must be received at our principal executive offices no later than the close of business on January 4, 2024. Shareholders submitting a proposal must comply with the requirements prescribed under Rule 14a-8(b) of the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2024 annual meeting of shareholders, shareholders are advised to review our Bylaws as they contain requirements with respect to advance notice of shareholder proposals and director nominations not intended for inclusion in our proxy statement. To be timely, a shareholder’s notice must be delivered to and received by our Corporate Secretary at our principal executive offices not less than 75 days nor more than 105 days prior to the anniversary of the Annual Meeting. Accordingly, any such shareholder proposal must be received between March 1, 2024 and the close of business on April 2, 2024. Copies of the pertinent Bylaw provisions are available on request to the following address: Corporate Secretary, Smartsheet Inc., 500 108th Ave NE, Suite 200, Bellevue, Washington 98004. For proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (1) we include in our proxy statement advice to shareholders on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Shareholder-Recommended Director Nominees

Our nominating and corporate governance committee will consider director nominee recommendations submitted to our Secretary by our shareholders with timely notice. Shareholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our Bylaws to the following address: Attn: Corporate Secretary, Smartsheet Inc., 500 108th Ave NE, Suite 200, Bellevue, Washington 98004.

As required by our Bylaws, shareholders should include the name, age, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director for the full term if elected, among other requirements set forth in our Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and corporate governance committee. In the event of any shareholder recommendations, the nominating and corporate governance committee will evaluate the persons recommended in the same manner as other candidates.

Communications with the Board of Directors

Interested parties may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – Smartsheet Inc., Attn: Corporate Secretary, 500 108th Ave NE, Suite 200, Bellevue, Washington 98004 or by email to legal@smartsheet.com. Interested parties should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. Inquiries meeting these criteria will be received and processed by management before being forwarded to the group of directors or the individual director, as designated in the communication. Communications that are unrelated to the duties and responsibilities of the board of directors or are unduly hostile, threatening, potentially illegal, or similarly unsuitable will not be forwarded.

Internet Voting

Smartsheet is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission sets forth or is submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number and to confirm that shareholder instructions are properly recorded.

“Householding” — Shareholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

This year, a number of brokers with account holders who are our shareholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, LLC, either by calling toll-free (800) 937-5449, or by writing to American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, annual report and other proxy materials, you may write our Secretary at 500 108th Ave NE, Suite 200, Bellevue, Washington 98004, Attn: Corporate Secretary, telephone number (844) 324-2360.

Any shareholders who share the same address and receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker, or other holder of record to request information about householding or our Secretary at the address or telephone number listed above.

ANNUAL MEETING OF SHAREHOLDERS OF

SMARTSHEET INC.

June 16, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22139/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000001000 2 061623

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Geoffrey T. Barker
- ○ Matthew McIlwain
- ○ James N. White

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS, AND "FOR" ITEMS 2 AND 3.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SMARTSHEET INC.

2023 MEETING OF SHAREHOLDERS – JUNE 16, 2023

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoint(s) Mark P. Mader and Jolene Marshall, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Smartsheet Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on June 16, 2023, and at any adjournments thereof, with discretionary authority as to any other matter which may properly come before said meeting.

(Continued and to be signed on the reverse side.)

1.1 14475